     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 24, 2002
                                                      REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                    FORM S-3
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                               -------------------
                          COLLINS & AIKMAN CORPORATION
            (Exact name of co-registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   13-3489233
                    (I.R.S. Employer Identification Number.)

                             250 STEPHENSON HIGHWAY
                              TROY, MICHIGAN 48083
                                 (248) 824-2500
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)
                               -------------------
                                 THOMAS E. EVANS
                             250 STEPHENSON HIGHWAY
                              TROY, MICHIGAN 48083
                                 (248) 824-2500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                               -------------------
                                    Copy to:

                              GARY A. BROOKS, ESQ.
                           JONATHAN A. SCHAFFZIN, ESQ.
                             CAHILL GORDON & REINDEL
                                 80 PINE STREET
                          NEW YORK, NEW YORK 10005-1702
                                 (212) 701-3000
                               -------------------
     Approximate date of commencement of proposed sale to the public: From time to time after the registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               -------------------

                                         CALCULATION OF REGISTRATION FEE
=======================================================================================================================
                                                                            PROPOSED
TITLE OF EACH CLASS OF                         AMOUNT TO BE                  MAXIMUM                    AMOUNT OF
SECURITIES TO BE REGISTERED                     REGISTERED        AGGREGATE OFFERING PRICE (1)     REGISTRATION FEE (1)
-----------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.01 per share     5,810,131 shares            $ 72,626,637.50                $ 6.681.65
                                                                        ---------------
=======================================================================================================================

(1) The estimated registration fee has been calculated pursuant to Rule 457(o), based on the maximum aggregate offering price.

                              -------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
                              -------------------
================================================================================

THIS INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE 24, 2002
PROSPECTUS

                                    OFFERING
                                    OF UP TO
                                5,810,131 SHARES

                       [COLLINS & AIKMAN CORPORATION LOGO]

                          COLLINS & AIKMAN CORPORATION

                                  COMMON STOCK
                               AT $12.50 PER SHARE

                              ---------------------

      We are offering up to 5,810,131 shares of our common stock issuable upon exercise of the common stock purchase rights distributed to our stockholders of record on May 28, 2002, in accordance with the terms of such rights. If you held our common stock as of the close of business on the record date, you were granted the right to purchase up to the number of our shares described herein, at a purchase price of $12.50 per share.

     There is no minimum number of shares that we must sell in order to complete this offering, and you are not obligated to purchase any shares pursuant to this offering. Stockholders who do not participate in this offering will continue to own the same number of shares, but will own a smaller percentage of our total shares outstanding to the extent that other stockholders participate in this offering.

     YOUR RIGHT TO PURCHASE SHARES OF COMMON STOCK PURSUANT TO THIS OFFERING
COMMENCES ON THE DATE OF THIS PROSPECTUS AND EXPIRES AT 5:00 PM ON JULY   ,
2002. TO EXERCISE YOUR RIGHT, WE MUST RECEIVE YOUR PROPERLY COMPLETED AND EXECUTED SUBSCRIPTION CERTIFICATE AND PAYMENT OF THE RELATED PURCHASE PRICE PRIOR TO SUCH TIME.

      The shares of our common stock trade on the New York Stock Exchange under the symbol "CKC." On June 21, 2002, the last sale price of the shares as reported on the New York Stock Exchange was $9.29 per share. We effected a one-for-2.5 reverse stock split on May 28, 2002. All information in this prospectus supplement gives effect to the reverse stock split.

      INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                             ---------------------

                                                     PER SHARE        TOTAL(1)
                                                     ---------        --------
    Exercise price ................................   $ 12.50     $ 72,626,637.50
    Proceeds, before expenses, to Collins & Aikman    $ 12.50     $ 72,626,637.50

----------
(1)   Assumes the full exercise of rights by all holders thereof.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The shares will be ready for delivery promptly following the expiration date of this offering.

                             ---------------------

                 The date of this prospectus is June   , 2002.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary ...................................................................    1
Risk Factors ..............................................................    5
Use of Proceeds ...........................................................   16
Forward-Looking Statements ................................................   17
Our Company ...............................................................   18
Description of C&A Capital Stock ..........................................   19
The Offering ..............................................................   23
Certain United States Federal Income Tax Consequences .....................   28

                                                                            PAGE
                                                                            ----
Plan of Distribution ......................................................   30
Legal Matters .............................................................   31
Experts ...................................................................   31
Where You Can Find Additional Information .................................   31
Incorporation of Documents by Reference....................................   31
Unaudited Pro Forma Financial Information .................................   32

                             ---------------------

     No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

     This prospectus incorporates important business and financial information about us that is not included in or delivered with these documents. This information is available without charge to security holders upon written or oral request. See "Incorporation of Documents by Reference."

     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document, regardless of the time of delivery of this document or any sale of common stock. Unless the context otherwise requires, all information in this prospectus supplement and the accompanying prospectus which refers to (a) "C&A Corporation" or "C&A" refers only to Collins & Aikman Corporation, (b) "Products" refers only to Collins & Aikman Products Co. and
(c) "Collins & Aikman," "we," "us" or "our" refers to Collins & Aikman Corporation together with its subsidiaries.

                                    SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read carefully all of the other information before you consider investing in our common stock. Except as specifically indicated to the contrary, all information in this prospectus assumes that the rights are fully exercised by all holders thereof. In addition, on May 28, 2002, we effected a one-for-2.5 reverse stock split and on June 14, 2002, we consummated an offering of 16,000,000 shares of our common stock. All information in this prospectus gives effect to the reverse stock split and our June 2002 stock offering.

                   QUESTIONS AND ANSWERS ABOUT THIS OFFERING

WHO MAY PARTICIPATE IN THIS OFFERING?

     Only holders of record of our common stock as of May 28, 2002 are entitled to participate in this offering. ANY ATTEMPT TO PARTICIPATE IN THIS OFFERING BY ANYONE THAT WAS NOT A HOLDER OF RECORD OF OUR COMMON STOCK ON MAY 28, 2002 WILL BE NULL AND VOID. Shareholders holding an aggregate of approximately 53,104,000 shares of our common stock out of 67,629,450 eligible shares, including holders associated with Heartland, Charles E. Becker, Elkin McCallum and Textron (See "Principal Stockholders"), have agreed that they will not exercise their rights.

HOW MANY RIGHTS DO I HAVE?

     THE RIGHTS ENTITLE THE HOLDERS THEREOF TO PURCHASE 0.16 SHARES OF POST REVERSE STOCK SPLIT COMMON STOCK FOR EACH PRE REVERSE STOCK SPLIT SHARE OF COMMON STOCK HELD AS OF THE CLOSE OF BUSINESS ON MAY 28, 2002. For example, if you held 100 shares of our common stock of record as of the close of business on May 28, 2002 before giving effect to our reverse stock split, you have the right to purchase 100 x 0.16 = 16 shares of our common stock in this offering.

WHAT IS THE SUBSCRIPTION PRIVILEGE FOR THE RIGHTS?

     After giving effect to our reverse stock split, holders of rights may elect to purchase 0.16 shares of our common stock for each right held by them at a purchase price of $12.50 per whole share. No fractional shares will be issued in this offering.

HOW MUCH MONEY WILL BE RAISED IN THE RIGHTS OFFERING?

     The proceeds of the offering to us will depend on the number of rights that are exercised. Assuming exercise of all rights outstanding, the gross proceeds to us prior to paying expenses of this offering will be approximately $72,600,000.

HOW WILL THE PROCEEDS OF THIS OFFERING BE USED?

     We will use the net proceeds of this offering for general corporate purposes.

HOW DO I EXERCISE MY RIGHTS?

     To exercise rights, you must properly complete the attached subscription certificate and deliver it to the address included in the subscription certificate on or before 5:00 P.M. on the expiration date referenced on the cover of this prospectus. Your subscription certificate must be accompanied by proper payment for each share that you wish to purchase. IF YOU DO NOT EXERCISE YOUR RIGHTS ON OR PRIOR TO 5:00 P.M. ON THE EXPIRATION DATE REFERENCED ON THE COVER OF THIS PROSPECTUS, YOUR RIGHTS WILL EXPIRE AND ANY ATTEMPTED EXERCISE OF RIGHTS FOLLOWING SUCH DATE WILL BE NULL AND VOID.

AFTER I EXERCISE MY RIGHTS CAN I REVOKE MY EXERCISE?

     No. Once you send in your subscription certificate and payment, you cannot revoke the exercise of your rights. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at a purchase price of $12.50 per share.

IS EXERCISING MY RIGHTS RISKY?

     The exercise of your rights involves substantial risks. You should carefully consider the risks of owning our common stock described in "Risk Factors" beginning on page 5.

WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY RIGHTS?

     You will retain the number of shares of our common stock that you currently own. However, if you do not exercise your rights and our other stockholders do, the percentage of our company that you own may diminish and your voting and other rights may be diluted depending on the extent to which rights are exercised.

CAN I SELL OR GIVE AWAY MY RIGHTS?

     No. Any attempt to transfer your rights will render them null and void.

WHEN WILL I RECEIVE THE SHARES OF COMMON STOCK THAT I EXERCISE RIGHTS TO
ACQUIRE?

     We will deliver shares of common stock purchased in this offering promptly following the expiration of this offering.

HOW MANY SHARES WILL BE OUTSTANDING AFTER COMPLETION OF THE RIGHTS OFFERING?

     The number of shares of our common stock that will be outstanding after the rights offering will depend on the number of rights that are properly exercised. Assuming that all rights are properly exercised, 5,810,131 shares of common stock will be issued in this offering and we would have had 89,440,218 shares of common stock outstanding as of June 24, 2002 after giving effect to this offering.

DOES THE BOARD OF DIRECTORS RECOMMEND THAT I EXERCISE MY RIGHTS?

     OUR BOARD OF DIRECTORS HAS NOT MADE ANY RECOMMENDATION TO YOU AS TO WHETHER OR NOT TO EXERCISE YOUR RIGHTS.

CAN WE CANCEL THE RIGHTS OFFERING?

     We may not cancel the rights offering unless required by applicable law or regulation of any entity with authority over our company.

WHAT IF I HAVE MORE QUESTIONS?

     If you have additional questions about this offering, please contact D.F. King & Co., Inc., our Information Agent, collect at (212) 269-5550 (for banks and brokers) and toll free at (800) 290-6428 (for all others).

                                  THE OFFERING

Common stock offered by us...  Up to 5,810,131 shares upon exercise of the common stock purchase rights described below.

Common stock to be
outstanding after this
offering....................   89,440,218 shares(1)

Record date.................   May 28, 2002

Exercise price..............   $12.50 per whole share of common stock

Exercise period.............   From the date of this prospectus until 5:00 PM,
                               New York City time, on the expiration date referenced on the cover of this prospectus

Subscription right..........   THE RIGHTS ENTITLE THE HOLDERS THEREOF TO
                               PURCHASE 0.16 SHARES OF POST REVERSE STOCK SPLIT
                               COMMON STOCK FOR EACH PRE REVERSE STOCK SPLIT
                               SHARE OF COMMON STOCK HELD AS OF THE CLOSE OF
                               BUSINESS ON MAY 28, 2002. For example, if you held 100 shares of our common stock of record as of the close of business on May 28, 2002 before giving effect to our reverse stock split, you have the right to purchase 100 x 0.16 = 16 shares of our common stock in this offering. You are not obligated to exercise any rights, and you may exercise less than all of your rights. However, you may not exercise your rights for fractional shares of our common stock.

No transferability..........   The rights are not transferable and may only be
                               exercised by the person to whom they were granted.

No revocation...............   Once exercised, you may not revoke or change
                               your exercise or request a refund of monies paid.

Use of proceeds.............   The net proceeds from this offering will be
                               used for general corporate purposes.

No board recommendation.....   Our board of directors does not make any
                               recommendation to stockholders regarding the exercise of rights.

Cancellation and amendment...  We may not cancel or amend the rights offering unless required by applicable law or regulation of any entity with authority over us.

Procedure for exercise......   To exercise your rights, you must complete the
                               subscription certificate and deliver it to the subscription agent, Wachovia Bank, N.A., at the address or in accordance with the wire

----------
(1) Assumes full exercise of all rights. Otherwise based on shares outstanding as of June 24, 2002 and excludes (a) 6,191,006 shares of common stock subject to outstanding options granted pursuant to our stock option plans, (b) 160,000 shares of common stock subject to a presently exercisable warrant and (c) 2,400,000 shares of common stock issuable pursuant to an over-allotment option granted to the underwriters of our June 2002 offering of 16,000,000 shares of common stock.

                               transfer instructions specified on the
                               subscription certificate, with full payment for all shares of common stock you wish to purchase. Payments may be made by wire transfer, certified check or bank draft drawn upon a U.S. bank, or a U.S. postal, telegraphic or express money order. The subscription agent must receive the properly completed and executed subscription certificate and full corresponding payments on or before the expiration date. Any exercise will be null and void if corresponding payments do not clear by the expiration date. See "The Offering--Required Forms of Payment of Subscription Price."

                               You may deliver your subscription documents and payments by mail or commercial courier. However, the subscription agent must receive your subscription documents and payments prior to the expiration date. You may alternatively use a "Notice of Guaranteed Delivery" procedure described in "The Offering--Special Procedure Under `Notice of Guaranteed Delivery' Form" if you are unable to deliver your subscription certificate before the expiration date.

New York Stock
 Exchange symbol............   "CKC"

Information Agent...........   Our information agent for this offering is:

                               D.F. King & Co., Inc.
                               77 Water Street
                               New York, New York 10005
                               Banks and Brokers call collect (212) 269-5550 All Others Call Toll Free (800) 290-6428

     Except as otherwise indicated, all information in this prospectus assumes that the rights are fully exercised by all holders thereof.

                                  RISK FACTORS

     You should carefully consider each of the risks described below, together with all of the other information contained in this prospectus supplement and the accompanying prospectus, before deciding to invest in the common stock.

RISKS RELATED TO OUR BUSINESS

     DEMAND IN THE AUTOMOTIVE INDUSTRY IS SIGNIFICANTLY DEPENDENT ON THE U.S. AND THE GLOBAL ECONOMIES AND OUR BUSINESS AND PROFITABILITY ARE EXPOSED TO CURRENT AND FUTURE UNCERTAINTIES.

     Our financial performance depends, in large part, on conditions in the global automotive markets that we serve and, generally, on the U.S. and global economies. Demand in the automotive industry fluctuates in response to overall economic conditions and is particularly sensitive to changes in interest rate levels, consumer confidence and fuel costs. In our largest market, the North American automotive market, reported results from our customers in 2001 reflected lower sales volumes and lower prices for new vehicles than in 2000. This is reflected in our lower sales and operating margins for 2001. The September 11th terrorist attacks, recession and other recent developments adversely affected consumer confidence throughout the U.S. and much of the world. These developments exacerbated the uncertainty in our markets and their future impact on us is difficult to predict. Any sustained weakness in demand or continued downturn in the economy generally would have a material adverse effect on us.

     Our sales are also impacted by retail inventory levels and our customers' production schedules. In 2001, our OEM customers significantly reduced their production and inventory levels and reduced their orders from us due to the uncertain economic environment. In this environment, we cannot predict future production rates and inventory levels and the sustainability of any recovery. In addition, we have historically experienced sales declines during the OEMs' scheduled shut-downs, which usually occur during the third calendar quarter. Continued uncertainty and other unexpected fluctuations may have a material adverse effect on us.

     THE BASE OF CUSTOMERS WHICH WE SERVE IS CONCENTRATED, AND THE LOSS OF BUSINESS FROM A MAJOR CUSTOMER OR THE DISCONTINUATION OF PARTICULAR VEHICLE MODELS COULD REDUCE OUR SALES AND HARM OUR PROFITABILITY.

     Because of the relative importance of a few large customers and the high degree of concentration of OEMs in the automotive industry, our business is exposed to a high degree of risk related to customer concentration. DaimlerChrysler AG, General Motors Corporation and Ford Motor Company and their respective affiliates were our three largest customers and they directly or indirectly accounted for approximately 29%, 22% and 19% of our 2001 net sales, respectively. A loss of significant business from, or adverse performance by, any of these customers would be harmful to our profitability. Although we receive purchase orders from most of our customers, these purchase orders typically provide for the supply of a customer's annual requirements for a particular model or assembly plant, renewable on a year-to-year basis, rather than for the purchase of a specific quantity of products. It is not possible for us to predict the level of new production for 2002 car sales. The loss of business with respect to significant vehicle models could also have a material adverse effect on us.

     There is substantial and continuing pressure from automotive manufacturers to reduce costs, including costs associated with outside suppliers like us. For example, OEM customers in the automotive industry attempted to impose price decreases and givebacks throughout 2001. Such attempted price decreases were generally in the 3% to 8% range. Several reductions have been agreed to, and others are currently being negotiated with OEMs and pressures may increase if overall economic and industry conditions do not improve. We attempt to resist such downward pricing pressure, while trying to preserve our business relationships with these customers, but such pricing pressure may have a material adverse effect on us. At the same time, it is difficult for us to offset these downward pricing pressures through alternative, less costly sources of raw materials. In addition, throughout 2001, suppliers engaged in supplying products in the automotive industry have attempted to impose price increases on their customers. As a result, we have experienced pricing pressure from our suppliers. We cannot assure you that we will not be materially and adversely affected by these substantial and continuing pricing pressures.

     THE PRICES THAT WE CAN CHARGE SOME OF OUR CUSTOMERS ARE PREDETERMINED AND WE BEAR THE RISK OF COSTS IN EXCESS OF OUR ESTIMATES.

     Sales contracts with some of our customers require us to provide our products at predetermined prices. In some cases, these prices decline over the course of the contract. The costs that we incur in fulfilling these contracts may vary substantially from our initial estimates. Unanticipated cost increases may occur as a result of several factors, including increases in the costs of labor, components or materials. In some cases, we may be permitted to pass on to our customers the cost increases associated with specific materials. Cost overruns that we cannot pass on to our customers could materially and adversely affect us.

     WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE OUR ACQUIRED OPERATIONS OR REALIZE THE INTENDED BENEFITS OF OUR ACQUISITIONS.

     Our future operations and cash flow will depend largely upon our ability to integrate our Becker, Joan and TAC-Trim acquisitions, achieve the strategic operating objectives for these acquisitions and realize significant synergies and cost savings as a result. The Acquisitions account for 49 of our over 120 plants and facilities and approximately 12,500 of our approximately 25,000 employees. TAC-Trim individually accounts for 41 of our plants and facilities and approximately 12,000 of our employees located across seven different countries, including two countries where we did not previously operate. We have not previously undertaken an integration process as large or complex as the integration plans required by these three acquisitions collectively or by the TAC-Trim acquisition individually. In order to succeed, we will need to:

     o    realize projected synergies and cost savings on a timely basis;

     o    consolidate information technologies;

     o    capitalize on our increased purchasing power;

     o effectively control the progress of our integration process and associated costs;

     o consolidate our program management, research and development and engineering operations;

     o capitalize on our prime contractor strategy and the opportunities afforded by our broader products offering; and

     o    maintain strong relationships with Tier I integrators and OEMs.

     To the extent we have misjudged the nature and extent of industry trends or our competition, we may have difficulty in achieving our operating and strategic objectives. In addition, our integration activities will place substantial demands on our management, operational resources and financial and internal control systems. Our future operating results will depend upon our ability to implement and improve our operating and financial controls and to combine, train and manage our employee base. There is a risk that the diversion of management attention, particularly in a difficult operating environment, will affect our sales and the attention that our management can devote to this and other operational, financial and strategic issues. In addition, in some of our past non-U.S. acquisitions, we have encountered integration and systems difficulties typical of foreign transactions which have given rise to material weaknesses. See "Change in Accountants" in our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated herein by reference. Since TAC-Trim involves significant foreign operations, we cannot assure you that we will not encounter similar difficulties going forward. All statements concerning the benefits, cost savings and synergies we expect to realize from the TAC-Trim acquisition and the related financings are forward-looking statements.

     Some of the benefits we expect to derive from our acquisitions include contractual and other relationships with customers and suppliers. We may not be able to preserve all of these relationships and some of our anticipated contractual relationships may cease following the Acquisitions.

     WE MAY PURSUE ADDITIONAL ACQUISITIONS THAT FURTHER OUR CURRENT STRATEGIES.

     We may selectively identify and acquire other businesses with complementary products, manufacturing capabilities or geographic markets and we expect to continually evaluate such opportunities. We cannot assure you that any business acquired by us will be successfully integrated with our operations or prove to be complementary in the manner expected or profitable. We could incur further indebtedness in connection with our acquisition strategy and increase our leverage. We could acquire companies and operations in geographic markets, including foreign markets, in which we do not currently operate. Acquisitions outside of North America may present unique difficulties and increase our exposure to the risks attendant to international operations. The process of integrating acquired companies and operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Any failure to successfully execute an acquisition could materially and adversely affect us.

     OUR CAPITAL RESOURCES MAY BE INADEQUATE IF WE ARE UNABLE TO SUCCESSFULLY INTEGRATE OUR ACQUIRED BUSINESSES OR IF ECONOMIC CONDITIONS WORSEN.

     As a substantially larger company with higher debt levels, our liquidity requirements will exceed historical levels and we will need to effectively manage our cash position and working capital levels. In particular, since we expect significantly greater sales of cockpit modules over the next several years, we will need to make substantial capital and other investments to meet our customer requirements. To the extent that the integration of our acquired businesses is not accomplished in accordance with our expectations, economic conditions in the automotive industry worsen, we utilize our revolving credit capacity for acquisitions or otherwise or we are unable to renew our receivables facility at its maturity, we may be faced with inadequate liquidity. Additional sources of liquidity may include additional debt, but our debt instruments may not permit us to incur additional debt, and we may be unable to secure equity or other financing. This could have a material adverse effect on us.

     WE MAY INCUR UNANTICIPATED CONTINGENT LIABILITIES AS A RESULT OF THE ACQUISITIONS AND WE MAY EXPERIENCE UNANTICIPATED LIABILITIES ASSOCIATED WITH FORMER DISCONTINUED OPERATIONS.

     We may incur unforeseen environmental, tax, pension, litigation or other liabilities in connection with the Acquisitions or we may underestimate the known liabilities. If such liabilities materialize or are greater than we estimate, they could have a material adverse effect on us. In addition, we have significant responsibilities related to some of our formerly owned businesses, or discontinued operations, such as those relating to post-retirement, casualty, environmental, product liability, lease and other matters. Based upon the information presently available to us and our insurance coverage, we do not believe that any of these liabilities will have a material adverse effect upon our financial condition or results of operations, however, we could be incorrect in our assumptions and the extent of those contingent liabilities of which we are aware may exceed our expectations and there may be other such liabilities of which we presently have no knowledge.

     IF WE ARE UNABLE TO MEET FUTURE CAPITAL REQUIREMENTS, OUR COMPETITIVE POSITION MAY BE ADVERSELY AFFECTED.

     In securing new business, we are typically required to expend significant amounts of capital for engineering, development, tooling and other costs. Generally, we seek to recoup these costs through pricing over time, but we may be unsuccessful due to competitive pressures and other market constraints or if a customer ceases production of a particular vehicle. We believe that we will be able to fund capital expenditures through cash flow from operations, borrowings under our credit facilities and sales of receivables under our receivables facility. We cannot assure you that we will have adequate funds to make all the necessary capital expenditures or that the amount of future capital expenditures will not be materially in excess of our anticipated expenditures. If we are unable to make necessary capital expenditures, our business and our competitive position will be materially and adversely affected.

     RECENT TRENDS AMONG OUR CUSTOMERS WILL INCREASE COMPETITIVE PRESSURES IN OUR BUSINESSES.

     In recent years, the competitive environment among suppliers to the vehicle manufacturers in the automotive industry has changed significantly as these manufacturers have sought to outsource more vehicular components, modules and systems and to use on-line auctions in order to obtain further price reductions. In addition, these sectors have experienced substantial consolidation as OEMs have sought to lower costs, improve quality and increasingly purchase complete systems and modules rather than separate components. This consolidation has caused, and its continuation will continue to amplify, the pricing pressures outlined above in the discussion of the concentration of our customers. Our competitive strategy will be to position ourselves as the prime contractor of choice to both Tier I integrators and OEM assembly plants by supplying a full spectrum of integrated interior trim components. This strategy presents the risk that some of our customers may be competitors of ours in certain products as well. If our business strategy is unsuccessful or our new products fail to gain acceptance with our targeted customers, it would have a material adverse effect on us.

     Furthermore, the trend toward consolidation among automotive parts suppliers is resulting in a smaller number of large suppliers like us who benefit from purchasing and distribution economies of scale. If we cannot achieve the cost savings and operational improvements expected from our prime contractor business strategy or such savings and improvements are not sufficient to allow us to compete favorably in the future with other larger, consolidated companies, we will be materially and adversely affected.

     OUR STRATEGY MAY NOT SUCCEED IF ANTICIPATED OUTSOURCING FAILS TO OCCUR DUE TO UNION CONSIDERATIONS.

     Because of the economic benefits inherent in outsourcing to suppliers and the costs associated with reversing a decision to purchase automotive interior systems and components from an outside supplier, automotive manufacturers' commitments to purchasing automotive interior systems and components from outside suppliers, particularly on a just-in-time basis, are contemplated to increase. However, under the contracts currently in effect in the United States and Canada between each of Ford, General Motors and DaimlerChrysler and the United Auto Workers ("UAW") and the Canadian Auto Workers ("CAW"), in order for any of such automotive manufacturers to obtain from external sources components that it currently produces, it must first notify the UAW or the CAW of such intention. If the UAW or the CAW objects to the proposed outsourcing, some agreement will have to be reached between the UAW or the CAW and the automotive manufacturer. Factors that will normally be taken into account by the UAW, the CAW and the automotive manufacturer include:

     o whether the proposed new supplier is technologically more advanced than the automotive manufacturer;

     o    whether the new supplier is unionized;

     o    whether cost benefits exist; and

     o whether the automotive manufacturer will be able to reassign union members whose jobs are being displaced to other jobs within the same factories.

     In the event that outsourcing does not continue for any reason, it may have a material adverse effect on us.

     OUR PRODUCTS ARE SUBJECT TO CHANGING TECHNOLOGY, WHICH COULD PLACE US AT A COMPETITIVE DISADVANTAGE RELATIVE TO ALTERNATIVE PRODUCTS INTRODUCED BY COMPETITORS.

     We believe that our customers rigorously evaluate their suppliers on the basis of product quality, price competitiveness, technical expertise and development capability, new product innovation, reliability and timeliness of delivery, product design capability, manufacturing expertise, operational flexibility, customer service and overall management. Our success will depend on our ability to continue to meet our customers' changing specifications with respect to these criteria. We may, therefore, require significant ongoing and recurring additional capital expenditures and investment in research and development, manufacturing and other areas to remain competitive. We cannot assure you that we will be able to achieve the technological advances or introduce new products that may be necessary to remain competitive. Further, we cannot assure you that any technology developed by us can be adequately protected such that we can maintain a competitive advantage.

     WE DEPEND ON THE SERVICES OF OTHER KEY INDIVIDUALS AND RELATIONSHIPS, THE LOSS OF WHICH WOULD MATERIALLY HARM US.

     Our success will depend, in part, on the efforts of our executive officers and other key employees. In addition, our future success will depend on, among other factors, our ability to attract and retain other qualified personnel. The loss of the services of any of our key employees or the failure to attract or retain employees could have a material adverse effect on us. Our largest stockholder, Heartland Industrial Partners L.P. ("Heartland"), provides us with valuable strategic, operational and financial guidance. If, for any reason, such guidance ceased, it could have a material adverse effect upon us as well.

     WE MAY BE SUBJECT TO WORK STOPPAGES AT OUR FACILITIES OR THOSE OF OUR PRINCIPAL CUSTOMERS WHICH COULD SERIOUSLY IMPACT THE PROFITABILITY OF OUR BUSINESS.

     As of March 31, 2002, approximately 51% of our global work force was unionized. If our unionized workers were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption of our operations, which could have a material adverse effect on us.

     Many OEMs and their suppliers have unionized work forces. Work stoppages or slowdowns experienced by OEMs or their suppliers could result in slowdowns or closures of assembly plants where our products are included in assembled vehicles. For example, over the past four years, there have been labor strikes against General Motors that have resulted in work stoppages at General Motors. Furthermore, organizations responsible for shipping our customers' products may be impacted by occasional strikes staged by the unions representing transportation employees. Any interruption in the delivery of our customers' products would reduce demand for our products and could have a material adverse effect on us.

     A GROWING PORTION OF OUR REVENUE MAY BE DERIVED FROM INTERNATIONAL SOURCES, WHICH EXPOSES US TO ADDITIONAL UNCERTAINTY.

     Approximately 20% of our 2001 pro forma sales were derived from shipments to destinations outside of the United States and Canada. As part of our business strategy, we intend to expand our international operations and customer base. Sales outside of the U.S. and Canada, particularly sales to emerging markets, are subject to other various risks, including:

     o governmental embargoes or foreign trade restrictions such as antidumping duties;

     o    changes in U.S. and foreign governmental regulations;

     o    tariffs;

     o    fuel duties;

     o    other trade barriers;

     o    the potential for nationalization of enterprises;

     o    economic downturns;

     o    inflation;

     o    environmental laws and regulations;

     o    political, economic and social instability;

     o    foreign exchange risk; and

     o difficulties in receivable collections and dependence on foreign personnel and foreign unions.

In addition, there are tax inefficiencies in repatriating funds from non-U.S. subsidiaries. To the extent such repatriation is necessary for us to meet our debt service or other obligations, this will adversely affect us. International operations are frequently conducted through joint venture arrangements that can materially limit our operational and financial control of the business. We acquired interests in two foreign joint ventures as part of the TAC-Trim acquisition, one of which is 50% owned by us while the other one is majority owned and publicly traded in Brazil. We do not expect to have the ability to access the cash flow of these two joint ventures for the foreseeable future and we may have significant funding requirements in the future with respect to the 50% joint venture.

     WE MAY INCUR MATERIAL LOSSES AND COSTS AS A RESULT OF PRODUCT LIABILITY AND WARRANTY CLAIMS THAT MAY BE BROUGHT AGAINST US.

     We face an inherent business risk of exposure to product liability claims in the event that the use of our current and formerly manufactured or sold products results, or is alleged to result, in bodily injury and/or property damage. We cannot assure you that we will not experience any material product liability losses in the future or that we will not incur significant costs to defend such claims. We cannot assure you that our product liability insurance coverage will be adequate for any liabilities that may ultimately be incurred or that it will continue to be available on terms acceptable to us. In addition, if any of our products are or are alleged to be defective, we may be required to participate in a government-required or OEM-instituted recall involving such products. Each vehicle manufacturer has its own policy regarding product recalls and other product liability actions relating to its suppliers. However, as suppliers become more integrally involved in the vehicle design process and assume more of the vehicle assembly functions, vehicle manufacturers are increasingly looking to their suppliers for contribution when faced with product liability claims. A successful claim brought against us in excess of our available insurance coverage or a requirement to participate in a product recall may have a material adverse effect on our business.

     In the ordinary course of our business, contractual disputes over warranties can arise. In the past five years or more, we have not been required to make any material payments in respect of warranty claims. In most cases, financial responsibility for warranty costs are contractually retained by our customer so long as the customers' specifications are met, but we may nonetheless be subjected to requests for cost sharing or pricing adjustments as a part of our commercial relationship with the customer. Recently, an employee of one OEM suggested that the OEM may seek significant cost sharing from us for a warranty matter relating to an instrument panel manufactured by TAC-Trim that has been subject to a collaborative process of problem resolution and management between TAC-Trim and the customer since spring 2000. In this instance, the work order explicitly excludes TAC-Trim from financial responsibility for warranty matters. However, we cannot assure you that we will not be required to financially address this issue or other significant warranty claims in the future.

     OUR BUSINESS MAY BE MATERIALLY AND ADVERSELY AFFECTED BY COMPLIANCE OBLIGATIONS AND LIABILITIES UNDER ENVIRONMENTAL LAWS AND REGULATIONS.

     We are subject to federal, state, local and foreign environmental, and health and safety, laws and regulations that:

     o affect ongoing operations and may increase capital costs and operating expenses in order to maintain compliance with such requirements; and

     o impose liability relating to contamination at our facilities, and at other locations such as former facilities, facilities where we have sent wastes for treatment or disposal, and other properties to which we (or a company or business for which we are responsible) are linked. Such liability may include, for example, investigation and clean-up of the contamination, personal injury and property damage caused by the contamination, and damages to natural resources. Some of these liabilities may be imposed without regard to fault, and may also be joint and several (which can result in a liable party being held responsible for the entire obligation, even where other parties are also liable).

     We are legally or contractually responsible or alleged to be responsible for the investigation and remediation of contamination at various sites, and for personal injury or property damages, if any, associated with such contamination. At some of these sites we have been notified that we are a potentially responsible party under the federal Superfund law or similar state laws. Other sites at which we may be responsible for contamination may be identified in the future, including with respect to divested and acquired businesses.

     We have incurred, and expect to continue to incur, substantial costs to satisfy our compliance obligations and discharge our liabilities under environmental laws and regulations. While, based on the information presently known to us, we do not expect environmental costs or contingencies to have a material adverse effect on us, we may learn new information concerning existing matters or discover new matters that could materially and adversely affect us. In addition, evolving environmental, and health and safety, laws and regulations may be adopted or imposed. We can give no assurance that we will not incur material environmental costs or liabilities in the future.

RISKS RELATED TO OUR COMMON STOCK

     WE ARE CONTROLLED BY HEARTLAND, WHOSE INTERESTS IN OUR BUSINESS MAY BE DIFFERENT THAN YOURS.

     As of March 31, 2002, on a pro forma basis after giving effect to our June 2002 common stock offering and the full exercise of the rights, Heartland and its affiliates would have beneficially owned approximately 30.2% of C&A's outstanding shares of common stock. By reason of their share ownership and certain stockholders agreements, Heartland and its affiliates are able to strongly influence or effectively control actions to be taken by our stockholders or directors, including the election of at least seven members of C&A's Board of Directors, amendments to C&A's amended and restated certificate of incorporation and by-laws and approval of significant corporate transactions, including mergers and sales of substantially all of our assets.

     Pursuant to one stockholders agreement, Heartland, Blackstone Capital Partners L.P. ("Blackstone"), Wasserstein L.L.C. ("Wasserstein") and certain of their various affiliates have agreed to vote their shares to ensure that seven members of C&A's Board of Directors will be designated by Heartland, so long as Heartland continues to beneficially own at least 25% of the common stock owned by it as of the date of the stockholders agreement. Blackstone and Wasserstein have separately and unilaterally relinquished their rights to designate directors under this stockholders agreement. Charles E. Becker and the other former Becker stockholders are party to another stockholders agreement pursuant to which they have agreed to vote their shares for designees of Heartland representing a majority of C&A's Board of Directors. Heartland currently has seven designees on C&A's 15 member Board of Directors. In addition, Textron has the right to designate an additional member of the Board of Directors, which it has presently chosen not to exercise. The size and composition of C&A's Board of Directors is subject to change. You should consider that the interests of Heartland may differ from yours in material respects.

     WE MAY NOT BE ABLE TO MANAGE OUR BUSINESS AS WE MIGHT OTHERWISE DUE TO OUR HIGH DEGREE OF LEVERAGE.

     We have indebtedness that is substantial in relation to our stockholders' equity and cash flow. At March 31, 2002, on a pro forma basis after giving effect to our June 2002 common stock offering, we would have had $1,331.6 million of outstanding total debt. Our percentage of total debt and Products Preferred Stock to total capitalization was 75.2% at March 31, 2002 on such pro forma basis. As of March 31, 2002, we would have had an additional $100 million of unutilized borrowing capacity under our revolving credit facility and lines of credit and $209.8 million of unutilized amounts under our receivables facility. The degree to which we are leveraged will have important consequences, including the following:

     o our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, business development efforts or general corporate purposes may be impaired;

     o a substantial portion of our cash flow from operations will be dedicated to the payment of interest and principal on our indebtedness, dividends on the Products outstanding preferred stock (the "Products Preferred Stock"), and capital and operating lease expense, thereby reducing the funds available to us for other purposes;

     o our operations are restricted by our debt instruments and the terms of the Products preferred stock, which contain material financial and operating covenants, and those restrictions will limit, among other things, our ability to borrow money in the future for working capital, capital expenditures, acquisitions or other purposes;

     o indebtedness under our senior credit facilities and the financing cost associated with our receivables facility will be at variable rates of interest, which makes us vulnerable to increases in interest rates;

     o our leverage may place us at a competitive disadvantage as compared with our less leveraged competitors;

     o our leverage will make us more vulnerable in the event of a downturn in general economic conditions or in any of our businesses; and

     o our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited.

     Our ability to service or refinance, when required, the Products Preferred Stock and our debt, preferred stock, lease and other obligations will depend principally upon our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond our control. Our sources of liquidity includes a receivables facility which must be renewed on an annual basis. Our inability to do this may adversely affect us.

     FUTURE SALES OF OUR COMMON STOCK AFTER THIS OFFERING, WHETHER BY US OR OUR STOCKHOLDERS, COULD ADVERSELY AFFECT THE MARKET PRICE OF THE COMMON STOCK.

     Although the common stock is publicly traded, there has been a relatively small public float for C&A common stock prior to this offering. After this offering, approximately 89,440,000 shares of C&A common stock will be outstanding. We believe that approximately 62,120,187 shares are "restricted shares" within the meaning of Rule 144 under the Securities Act of 1933 and held by persons who are parties to registration rights agreements with us. These include approximately 8,860,000 shares held by persons associated with two former affiliates which may be freely sold without limitation under Rule 144 after June 13, 2002. All of these persons have agreed in these registration rights agreements not to sell or otherwise dispose of their shares for at least 120 days following specified transactions, including our June 2002 common stock offering, as requested by the underwriters for such offering. However, the former affiliates will have held their shares as non-affiliates of Collins & Aikman for a sufficient period of time to freely sell their shares without restriction following the expiration of this 120-day period. Moreover, these former affiliates are investment funds and the registration rights agreements do not prohibit them from distributing the shares held by them to their investors, free of the transfer restrictions so long as these distributees own less than 1% of the outstanding C&A common stock. One of these funds has indicated that it may do so prior to or following the offering. Other holders of shares may be permitted, from time to time, to sell shares of C&A common stock subject to compliance with the volume and other limitations of Rule 144 or pursuant to the exercise of their demand or piggyback registration rights. Sales of shares of C&A common stock in the public market, or the perception that such sales could occur, may have a disruptive effect on the market price for, and trading in, our common stock, particularly in light of our relatively small public float. These sales might also make it more difficult for us to sell equity securities in the future and at a price that we deem appropriate. In addition, shareholders entitled to participate in the rights offering may exercise rights and sell shares in a manner that could similarly adversely affect the market for shares of C&A common stock.

     We also may issue shares of C&A common stock from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares in connection with any such acquisitions and investments. We have also adopted a new stock option plan covering approximately 6,600,000 million shares. We recently granted options to purchase approximately 5,500,000 shares of C&A common stock at $10.00 per share in connection with our June 2002 common stock offering and we may grant options at exercise prices in the future under the plan at prices below prevailing market prices. If any options are issued with exercise prices less than the fair market value of our common stock, we may be required to recognize an expense associated with the difference between the exercise price and the fair market value. In addition, we expect to reprice existing options to purchase approximately 500,000 shares of C&A common stock at $10.00 per share. This will require us to recognize an expense equal to the difference between the former exercise price and new exercise price.

     WE HAVE SUBSTANTIAL AMOUNTS OF PREFERRED STOCK, SOME OF WHICH BEARS DIVIDENDS AT INCREASING RATES, WHICH COULD ADVERSELY AFFECT YOUR INTERESTS AS A COMMON STOCKHOLDER.

     On a pro forma basis, after giving effect to this offering, we would have had approximately $203.5 million liquidation preference of Products Preferred Stock on March 31, 2002. Prospective investors in C&A common stock should note that dividends accrue at increasing rates and we are permitted to pay only a portion of the dividends in cash under our debt instruments. In addition, under certain circumstances, if we have not offered to purchase certain of these shares that are still held by Textron, there are further dividend increases up to 20% per annum rate. These provisions and the accrual of non-cash dividends could adversely affect your returns as a common stock investor.

     WE HAVE NOT RECENTLY PAID DIVIDENDS ON C&A COMMON STOCK, AND OUR HOLDING COMPANY STRUCTURE MAY LIMIT OUR ABILITY TO PAY DIVIDENDS IN THE FUTURE.

     C&A is a holding company whose only material asset is the capital stock of its subsidiaries. C&A's principal business operations are conducted by its subsidiaries, and C&A has no operations of its own. Accordingly, C&A's only source of cash to pay dividends is expected to be distributions with respect to its ownership interests in its subsidiaries.We did not pay dividends or make any other distributions with respect to C&A common stock during 2001. There can be no assurance that C&A's subsidiaries will generate sufficient cash flow to pay dividends or distribute funds to C&A or that contractual restrictions, including certain restrictive covenants contained in the agreements governing our credit facilities and senior subordinated notes or future debt instruments, will permit such dividends or distributions.

     A CHANGE OF CONTROL COULD RESULT IN THE ACCELERATION OF OUR DEBT
OBLIGATIONS.

     Certain changes of control could result in the acceleration of our senior credit facilities, our senior subordinated notes and our senior notes and adverse obligations in respect of the Products Preferred Stock. We cannot assure you that we would be able to repay any indebtedness that is accelerated as a result of a change in control or meet our other obligations, and this would likely materially adversely affect our financial condition.

     THE C&A COMMON STOCK PRICE MAY BE VOLATILE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

     The market for equity securities has been extremely volatile. The following factors could cause the price of C&A common stock in the public market to fluctuate significantly from the price you will pay in this offering:

     o actual or anticipated variations in our quarterly results of operations;

     o changes in market valuations of companies in the retail automotive parts industry;

     o changes in expectations of future financial performance or changes in estimates of securities analysts;

     o    fluctuations in stock market prices and volumes;

     o    issuances or sales of common stock or other securities in the future;

     o    the addition or departure of key personnel; and

     o announcements by us or our competitors of acquisitions, investments or strategic alliances.

     Volatility in the market price of C&A common stock may prevent investors from being able to sell their common stock at or above the public offering price. In the past, class action litigation has often been brought against companies following periods of volatility in the market price of those companies' common stock. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and company resources and could have a material adverse effect on our business and results of operations.

     OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

     We have historically experienced sales declines during our OEM customers' scheduled shut-downs, which usually occur during the third calendar quarter. In addition, the following are among the factors that could cause our operating results to fluctuate from quarter-to-quarter:

     o declines in the North American, South American and European automobile and light truck builds;

     o    labor costs and strikes at our major customers and at our facilities;

     o    prices for raw materials used in the manufacture of our products;

     o    changes in consumer preferences;

     o    dependence on significant automotive customers;

     o the level of competition in the automotive supply industry and pricing pressure from automotive customers; and

     o    risks associated with conducting business in foreign countries.

     Many of these factors are beyond our control, and we believe that you should not rely on our results of operations for past periods as any indication of our expected results in any future period. If our revenues vary significantly from quarter-to-quarter, our business could be difficult to manage and our quarterly results could be below expectations of investors and stock market analysts, which could cause our stock price to decline.

     C&A'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS CONTAIN PROVISIONS THAT COULD DISCOURAGE A TAKEOVER OR PREVENT OR DELAY A MERGER THAT YOU BELIEVE IS FAVORABLE.

     The amended and restated certificate of incorporation and the bylaws of C&A contain certain provisions that may delay, defer or prevent a change in control of C&A and make removal of management more difficult. Some of these provisions include:

     o authorizing C&A's Board of Directors to issue, without prior stockholder approval, preferred stock commonly referred to as "blank check" preferred stock, with rights senior to those of the common stock;

     o    providing for a classified Board of Directors;

     o    prohibiting stockholder action by written consent;

     o limiting the ability of stockholders to call special meetings or remove directors; and

     o requiring advance notice for stockholders to nominate directors or propose matters for consideration at stockholder meetings.

     These and other provisions in C&A's amended and restated certificate of incorporation and bylaws could reduce the price that investors might be willing to pay for shares of C&A common stock in the future and result in the market price being lower than it would be without these provisions. See "Description of C&A Capital Stock -- Anti-Takeover Provisions."

     THERE MAY BE RISKS RELATED TO OUR PRIOR USE OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANT.

     The consolidated financial statements of C&A for the years ended December 31, 2000 and December 25, 1999, included in the Annual Report on Form 10-K for the year ended December 31, 2001, as amended, and incorporated by reference into this prospectus supplement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants. Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus supplement and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Since Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus supplement, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

     The felony conviction of Arther Andersen LLP may adversely affect Arthur Andersen LLP's ability to satisfy any claims arising from the provision of auditing services to us, including claims that may arise out of Arthur Andersen LLP's audit of our financial statements incorporated by reference in this prospectus supplement, and may impede our access to the capital markets after completion of this offering. Arthur Andersen LLP, which audited our financial statements incorporated by reference in this prospectus supplement for the years ended December 25, 1999 and December 30, 2000, was convicted on June 15, 2002 of federal obstruction of justice arising from the government's investigation of Enron Corp. Arthur Andersen LLP has indicated that it intends to appeal the conviction. Should we seek to access the public capital markets after we complete this offering, SEC rules will require us to include or incorporate by reference in any prospectus three years of audited financial statements. The SEC's current rules would require us to present audited financial statements for one or more fiscal years audited by Arthur Andersen LLP. If the SEC ceases accepting financial statements audited by Arthur Andersen LLP, we could be unable to access the public capital markets unless PricewaterhouseCoopers LLP, our current independent accounting firm, or another independent accounting firm, is able to audit the financial statements originally audited by Arthur Andersen LLP. Any delay or inability to access the public capital markets caused by these circumstances could have a material adverse effect on our business, profitability and growth prospects.

     WE HAD PREVIOUSLY REPORTED MATERIAL WEAKNESSES WHICH MAY REQUIRE FURTHER RESOLUTION.

     We note that, as a result of its 1999 audit, Arthur Andersen LLP reported material weaknesses in C&A's internal control systems. The identified conditions specifically related to four of our foreign locations, most of which had been recently acquired. These weaknesses were primarily attributable to the effects of implementing a new computer system as part of our acquisition integration strategy and Year 2000 compliance efforts. Issues at these locations primarily related to the detail records supporting the general ledger and staff training needs. As a result, in 2000, we committed significant resources to addressing the issues, including the re-implementation of certain systems, implementing an internal audit function and replacing controllers at three of the four locations. We made significant progress in addressing these issues; however, Arthur Andersen LLP continued to report material weaknesses following its 2000 audit because two of these four foreign locations were assessed as continuing to have similar material weaknesses as in 1999. Improvement efforts at these locations were hampered by personnel turnover and continuing acquisition integration efforts. Arthur Andersen LLP did not modify its report on our 1999 and 2000 audited financial statements as a consequence of these material weaknesses. These items are no longer material weaknesses, but they remain as items to be worked on and may require further resolution.

                                USE OF PROCEEDS

     Assuming the full exercise of all rights we expect to receive net proceeds from the sale of the shares of approximately $72.6 million. We intend to apply such net proceeds for general corporate purposes, which may include strategic acquisitions and investments, debt reduction, Products series A preferred stock repurchases, or reduction of our receivables facility balances.

     We do not have current specific plans for the proceeds of this offering. Our determination as to how to specifically apply the proceeds will depend upon a number of factors, including the amount of proceeds we actually receive in this offering. We continually evaluate strategic acquisitions and investments that will enhance the capabilities of our existing businesses or add to our global presence or customer base, but we do not have any agreements or understandings with respect to any of the foregoing. At some presently indeterminate point in time, if no such opportunities present themselves, we may elect to reduce our term debt under our credit facilities or repurchase series A preferred stock or reduce utilization of our receivables facility with all or a portion of such proceeds. Our decision will be based primarily upon our view as to how best to maximize our flexibility and return on capital.

     As of June 14, 2002, Products had approximately $59.3 million in liquidation preference, including accrued dividends of $3.0 million, of outstanding series A preferred stock, which presently bears dividends at a rate of 11% per annum and is mandatorily redeemable in January 2013. As of March 31, 2002 term debt under our senior credit facilities had a weighted average interest rate of 6.94%. Our term debt matures on December 31, 2005. Indebtedness under our senior credit facilities was incurred as part of the consideration for the TAC-Trim acquisition and to refinance indebtedness under our prior senior credit facilities. Pending application of proceeds to any particular use, we intend to invest in high quality, short-term investments.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking" information, as that term is defined by the federal securities laws, about our financial condition, results of operations and business. You can find many of these statements by looking for words such as "may," "will," "expect," "anticipate," "believe," "estimate" and similar words used in this prospectus.

     These forward-looking statements are subject to numerous assumptions, risks and uncertainties (including trade relations and competition). Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. We caution readers not to place undue reliance on the statements, which speak only as of the date of this prospectus.

     The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We do not undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

     Risks and uncertainties that could cause actual results to vary materially from those anticipated in the forward-looking statements included in this prospectus include general economic conditions in the market in which we operate and industry-based factors such as:

     o declines in the North American, South American and European automobile and light truck manufacturing volumes;

     o    labor costs and strikes at our major customers and at our facilities;

     o    changes in consumer preferences;

     o    dependence on significant automotive customers;

     o the level of competition in the automotive supply industry and pricing pressure from automotive customers; and

     o    risks associated with conducting business in foreign countries.

     In addition, factors more specific to us could cause actual results to vary materially from those anticipated in the forward-looking statements included in this prospectus such as substantial leverage, limitations imposed by our debt instruments, our ability to successfully integrate acquired businesses, including actions we have identified as providing cost saving opportunities, and our ability to successfully pursue our prime contractor business strategy and our customer concentration.

     Our divisions may also be affected by changes in the popularity of particular vehicle models or particular interior trim packages or the loss of programs on particular vehicle models.

     We disclose important factors that could cause our actual results to differ materially from our expectations under "Risk Factors," and elsewhere in this prospectus and the documents incorporated by reference herein. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf. When we indicate that an event, condition or circumstance could or would have an adverse effect on us, we mean to include effects upon our business, financial and other conditions and results of operations.

     Market data and other statistical information used throughout this prospectus are based on data supplied by CSM Worldwide, an independent market research firm. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the CSM Worldwide data. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness. Unless otherwise specified, all market share data refer to the North American, or NAFTA countries, automotive market and relates to our pro forma 2001 information.

                                  OUR COMPANY

     We are a global leader in the design, engineering and manufacturing of automotive interior components, including instrument panels, fully assembled cockpit modules, floor and acoustic systems, automotive fabric, interior trim and convertible top systems. We have the number one or two North American market share position in terms of sales in seven out of ten major automotive interior categories tracked by CSM Worldwide. We are also the largest North American supplier of convertible top systems in terms of sales. Following our acquisition of TAC-Trim in December 2001, we became a leading global supplier of fully assembled cockpit modules, a market segment we expect to grow significantly over the next five years. In North America, we manufacture components for approximately 90% of all light vehicle production platforms. We have over 25,000 employees and more than 120 plants and facilities in North America, Europe and South America.

     C&A is a holding company and all of its operations are conducted through Products and Products' subsidiaries. In February 2001, Heartland Industrial Partners, L.P. acquired a controlling interest in C&A. Since the investment, we have pursued acquisitions that have furthered a strategy of serving as a prime contractor to both Tier I integrators, which are shifting capital and emphasis away from interior components manufacturing and towards electronics and the delivery of fully integrated interior modules, and to OEMs, which continue to increase their outsourcing of complete interior manufacturing.

     o On July 3, 2001, we acquired the Becker Group, a leading supplier of plastic components to the automotive industry.

     o On September 21, 2001, we acquired Joan Automotive Industries, a leading supplier of automotive fabric to the automotive industry, and the assets of Joan's affiliated automotive yarn dyeing operation, Western Avenue Dyers, L.P.

     o On December 20, 2001, we acquired the Textron Automotive Company's Trim division (TAC-Trim), one of the largest suppliers of instrument panels and fully assembled cockpit modules and a major automotive plastics manufacturer of interior and exterior trim components in North America, Europe and South America.

     The combination of Collins & Aikman, Becker, Joan and TAC-Trim created one of the industry's largest and most broadly based manufacturers of automotive interior components, systems and modules. We have the capability to supply diverse combinations of stylistically matched, functionally engineered and acoustically integrated interior trim components, systems and modules and market interior products to customers through a single "global commercial operations" group, which supplies products from three primary categories: plastic components and cockpits, carpet and acoustics and automotive fabrics. In addition, we continue to market our convertible top systems through the Dura convertible group.

CORPORATE INFORMATION

     We are a Delaware corporation and a holding company. All of our operations are conducted through Collins & Aikman Products Co. and its subsidiaries. Our principal executive offices are located at 250 Stephenson Highway, Troy, Michigan 48083 and our telephone number at that address is (248) 824-2500.

                        DESCRIPTION OF C&A CAPITAL STOCK

     The authorized capital stock of C&A consists of 300,000,000 shares of common stock, par value $0.01 per share, and 16,000,000 shares of preferred stock, par value $0.01 per share. Assuming the rights are fully exercised, as of June 24, 2002, there would have been 89,440,218 shares of common stock outstanding, excluding 6,191,006 shares of common stock subject to outstanding options granted pursuant to our stock option plans and 160,000 shares subject to a warrant that is presently exercisable. As of June 14, 2002, C&A had no shares of preferred stock outstanding.

DESCRIPTION OF C&A COMMON STOCK

     Subject to the rights of holders of preferred stock then outstanding, holders of C&A common stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors. Holders of C&A common stock are entitled to one vote per share on all matters on which the holders of C&A common stock are entitled to vote. Because holders of C&A common stock do not have cumulative voting rights, the holders of the majority of the shares of C&A common stock represented at a meeting can select all the directors. In the event of liquidation, dissolution or winding up of C&A, holders of C&A common stock would be entitled to share ratably in all assets of C&A available for distribution to the holders of C&A common stock.

     Upon full payment of the purchase price therefor, shares of C&A common stock will not be liable to further calls or assessments by C&A. There are no preemptive rights for C&A common stock in the restated certificate of incorporation.

     The transfer agent and registrar for C&A common stock is Wachovia Bank, N.A.

COMMON STOCK PURCHASE RIGHTS

     On May 28, 2002 each shareholder (other than certain shareholders who have agreed to contractually waive their right to exercise rights) was granted one non-transferable right to purchase 0.4 shares of pre reverse stock split common stock per share of pre reverse stock split common stock held by such holder. The number of rights was not affected by the reverse stock split, however, after the reverse stock split each right was adjusted such that it became exercisable for 0.16 shares of post reverse stock split common stock. Shareholders holding an aggregate of approximately 53,104,000 shares of common stock out of 67,629,450 eligible shares have agreed that they will not exercise their rights. This means that the rights offering will be exercisable for an aggregate of 5,810,131 shares of common stock. The exercise price of the non-transferable rights is $12.50 per whole share of common stock for which the rights are exercisable. The non-transferable rights become exercisable on the date of this prospectus and expire on the expiration date referenced on the cover of this prospectus.

ANTI-TAKEOVER PROVISIONS

     The amended and restated certificate of incorporation and the bylaws of C&A contain certain provisions that may delay, defer or prevent a change in control of C&A and make removal of management more difficult. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions which may involve an actual or threatened change of control of C&A. The provisions are designed to reduce the vulnerability of C&A to an unsolicited proposal for a takeover of C&A that does not contemplate the acquisition of all its outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of C&A. The provisions also are intended to discourage certain tactics that may be used in proxy fights. Set forth below is a description of such provisions in the restated certificate of incorporation and the bylaws.

     Pursuant to the amended and restated certificate of incorporation, the Board of Directors is divided into three classes serving staggered three-year terms. This provision may only by amended or repealed by vote of 80% or more of the outstanding voting stock. Directors can be removed from office only for cause and only by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of voting stock, voting together as a single class. Vacancies on the Board of Directors and newly created directorships may be filled only by the remaining directors and not by the stockholders.

     The amended and restated certificate of incorporation provides that the number of directors will be fixed by, or in the manner provided in, the bylaws. The bylaws provide that the whole Board of Directors will consist of such number of members as fixed from time to time by the Board of Directors. Accordingly, the Board of Directors, and not the stockholders, has the authority to determine the number of directors and (to the extent such action is consistent with its fiduciary duties) could delay any stockholder from obtaining majority representation on the board by enlarging the Board of Directors and filling the new vacancies with its own nominees until the next stockholder election.

     The bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of stockholders of C&A. In general, notice as to any such stockholder nomination or other proposal must be received by C&A with respect to annual meetings not less than 90 nor more than 120 days prior to the anniversary of the immediately preceding annual meeting and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

     If at any time the parties (other than C&A) to the stockholders agreement contemplated by that certain share purchase agreement, dated as of January 12, 2001, to which C&A is a party (as such stockholders agreement may be amended, amended and restated, or otherwise modified or replaced) beneficially own in the aggregate less than 25% of the outstanding capital stock of C&A, then on and after such date, any action required or permitted to be taken by the stockholders of C&A may be effected only at a duly called annual or special meeting of such stockholders and may not be effected by consent in writing by such stockholders.

     Special meetings of the stockholders may be called only by the Chairman or one of the co-chairmen of the Board of Directors or a majority of the entire Board of Directors, and the business transacted at any special meeting will be confined to the matters specified in the notice of meeting.

     The foregoing provisions, together with the ability of the Board of Directors to issue C&A preferred stock without further stockholder action, could delay or frustrate the removal of incumbent directors or the assumption of control by the holder of a large block of C&A's common stock even if such removal or assumption would be beneficial, in the short term, to stockholders of C&A. The provisions could also discourage or make more difficult a merger, tender offer or proxy contest even if such event would be favorable to the interests of stockholders.

     The amended and restated certificate of incorporation also contains a provision which provides that a Business Combination (as hereinafter defined) shall require the affirmative vote of the holders of 662/3% or more of the combined voting power of the then outstanding shares of voting stock of C&A, voting together as a single class.

     A "Business Combination" is

     (1) any merger or consolidation of C&A (whether or not C&A is the surviving corporation);

     (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all the assets of C&A;

     (3) the adoption of any plan or proposal for the liquidation, dissolution, spinoff, splitup, splitoff, or winding up of the affairs of C&A (whether voluntary or involuntary); or

     (4) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

SECTION 203 OF DELAWARE GENERAL CORPORATE LAW

     Section 203 of Delaware General Corporate Law ("DGCL") prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock), from engaging in a "business combination" (as defined in Section 203) with a publicly held Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

DIRECTORS' LIABILITY AND INDEMNIFICATION

     C&A's amended and restated certificate of incorporation contains a provision which eliminates the personal liability of C&A's directors for monetary damages resulting from breaches of their fiduciary duty to the fullest extent permitted by the DGCL. Under the DGCL, C&A may not eliminate directors' liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit. This provision also has no effect on the ability of stockholders to seek equitable relief, such as an injunction, that may be available to redress a breach of fiduciary duty, even though such stockholders could not seek monetary damages from the directors for such breach. The bylaws contain provisions requiring, subject to certain procedures, the indemnification of C&A's directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary, and provide for the mandatory advancement of litigation expenses incurred in defense of a claim upon the receipt by C&A of any undertaking required by law. C&A's Board of Directors is further authorized, in its discretion, to provide such rights to employees and agents of C&A. In addition, C&A may enter into indemnification agreements with its directors and executive officers that generally provide for similar rights to indemnification and advancement of expenses. Management believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

REGISTRATION RIGHTS

     We have granted to certain stockholders (the "Registration Rights Holders") certain demand registration rights and "piggy-back" registration rights with respect to certain C&A common stock held by them. Based on a review of Schedule 13Ds filed by the respective parties through May 16, 2002 and other information available to the Company, as of May 16, 2002, the Registration Rights Holders hold approximately 62 million shares of C&A common stock, in the aggregate. They are entitled to rights with respect to the registration of their shares under the Securities Act of 1933 as follows:

  Demand Registration Rights

     Under the terms of the agreements between us and the Registration Rights Holders, certain of such Registration Rights Holders may require us to file a registration statement under the Securities Act with respect to shares of common stock owned by them, under certain circumstances, and we are required to use our reasonable best efforts to effect such a registration. Such rights are subject to various customary cutback and holdback provisions.

  Piggy-Back Registration Rights

     If we propose to register any of our securities under the Securities Act, subject to certain exceptions, pursuant to the terms of the agreements between us and the Registration Rights Holders for our account or for the account of other stockholders, the Registration Rights Holders are entitled to notice of, and to include in the registration, shares of common stock owned by them, subject to customary cutback and holdback provisions.

     The description of the common stock contained in our registration statement on Form 8-A filed on June 20, 1994 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description is incorporated by reference herein.

                                 THE OFFERING

     Before exercising any rights, you should read carefully the information set forth under "Risk Factors" beginning on page 5 of this prospectus.

THE RIGHTS

     Each holder of our common stock as of the close of business on the record date of May 28, 2002, received the right to purchase 0.4 shares of our common stock for every share of common stock owned at that time, at a purchase price of $5.00 per whole share before giving effect to our 2.5 for 1 reverse stock split. The number of rights issued to stockholders is not affected by our reverse stock split. However, the exercise rate and the exercise price of the rights have been adjusted in connection with our reverse stock split to a rate of 0.16 shares per right, and a purchase price of $12.50 per post reverse stock split whole share. Stockholders are not obligated to exercise any rights, and may exercise less than all of their rights. However, stockholders may not exercise their rights for fractional shares of our common stock. On June 21, 2002, the last reported sales price for our common stock on the New York Stock Exchange was $9.29 per share.

     THE RIGHTS ENTITLE THE HOLDERS THEREOF TO PURCHASE 0.16 SHARES OF POST REVERSE STOCK SPLIT COMMON STOCK FOR EACH PRE REVERSE STOCK SPLIT SHARE OF COMMON STOCK HELD AS OF THE CLOSE OF BUSINESS ON MAY 28, 2002. For example, if you held 100 shares of our common stock of record as of the close of business on May 28, 2002 before giving effect to our reverse stock split, you have the right to purchase 100 x 0.16 = 16 shares of our common stock in this offering.

     We will not issue fractional shares. If the number of shares of common stock you held on the record date would have resulted in your receipt of rights exercisable for fractional shares, the number of shares you may purchase pursuant to your rights will be rounded down to the nearest whole right.

SUBSCRIPTION PRICE

     The subscription price for this rights offering is $12.50 per share payable in cash. All payments must be cleared on or before the expiration date. Any exercise will be null and void if corresponding payments do not clear by the expiration date.

SUBSCRIPTION RIGHT

     You are entitled to purchase 0.16 shares of common stock at a price of $12.50 per whole share for every right issued to you.

REASON FOR THIS RIGHTS OFFERING

     In connection with the financing of our recent acquisition of Textron Inc's TAC-Trim division, we (i) privately placed 12,800,000 shares of our common stock to certain stockholders at a purchase price per share of $12.50, and (ii) issued 7,200,000 shares of our common stock to Textron Inc., valued at $12.50 per share, as a portion of the consideration for the acquisition. In order to allow our public stockholders the opportunity to purchase shares of our common stock at the same price, we distributed the rights to holders of record of our common stock on May 28, 2002.

NO BOARD INVESTMENT RECOMMENDATION TO STOCKHOLDERS

     Our board of directors does not make any recommendation to you about whether you should exercise any rights. In making the decision to exercise or not exercise your rights, you must consider your own best interests.

     If you choose not to exercise your subscription rights in full, your relative ownership interest and voting interest of our company may be diluted depending on the extent other stockholders exercise their rights. If you exercise your rights, you risk investment loss on new money invested. The trading price of our common stock may decline below the subscription price. We cannot assure you that the trading price for our common stock will not decline to a price that is below the subscription price during or after this rights offering.

EXPIRATION TIME AND DATE

     The rights may be exercised beginning as of the date of this prospectus and expire at 5:00 p.m., New York City time on the expiration date referenced on the cover of this prospectus. Rights not exercised by the expiration date will be null and void.

     In order to exercise rights in a timely manner, the subscription agent must receive, prior to the expiration date, the properly executed and completed subscription certificate or "Form of Notice of Guaranteed Delivery," together with full payment for all shares you wish to purchase. Any exercise will be null and void if corresponding payments do not clear by the expiration date.

NO REVOCATION

     You are not allowed to revoke or change your exercise of rights after you send in your subscription forms and payment.

TRANSFERABILITY OF RIGHTS

     The rights are not transferable and may be exercised only by the persons to whom they are issued. Any attempt to transfer your rights will render them null and void.

EXTENSION, WITHDRAWAL AND AMENDMENT

     We may not cancel or amend the rights offering unless required by applicable law or regulation of any entity with authority over us.

EXERCISE ONLY BY RECORD HOLDERS

     We are sending a subscription certificate to each record holder along with this prospectus and related instructions. Each record holder's subscription certificate indicates the maximum number of whole shares such record holder may purchase pursuant to the rights issued to such record holder. In order to exercise rights, you must fill out and sign the subscription certificate and deliver it with full payment for the shares to be purchased in a timely fashion. Only the holders of record of our common stock as of the close of business as of the record date may exercise rights. You are a record holder for this purpose only if your name is registered as a stockholder with our transfer agent, Wachovia Bank, N.A., as of the record date.

     A depository bank, trust company or securities broker or dealer which is a record holder for more than one beneficial owner of shares may exercise rights held as of the record date by their beneficial owners as of the record date.

     If you own shares held in a brokerage, bank or other custodial or nominee account, in order to exercise your rights you must promptly send the proper instruction form to the person holding your shares. Your broker, dealer, depository or custodian bank or other person holding your shares is the record holder of your shares and will have to act on your behalf in order for you to exercise your rights. We have asked your broker, dealer or other nominee holders of our stock to contact the beneficial owners to obtain instructions concerning rights the beneficial owners it represents are entitled to exercise.

FOREIGN AND UNKNOWN ADDRESSES

     We are not mailing subscription certificates to stockholders whose addresses are outside the United States or who have an APO or FPO address. In those cases, the subscription certificates will be held by the subscription agent for those stockholders. To exercise their rights, these stockholders must notify the subscription agent on or before the third business day prior to the expiration date.

RIGHT TO BLOCK EXERCISE DUE TO REGULATORY ISSUES

     We reserve the right to refuse the exercise of rights by any holder of rights who would, in our opinion, be required to obtain prior clearance or approval from any state, federal or foreign regulatory authorities for the exercise of rights or ownership of additional shares if, at the expiration date, this clearance or approval has not been obtained. We are not undertaking to pay any expenses incurred in seeking such clearance or approval.

     We are not offering or selling, or soliciting any purchase of, shares in any state or other jurisdiction in which this rights offering is not permitted. We reserve the right to delay the commencement of this rights offering in certain states or other jurisdictions if necessary to comply with local laws. However, we may elect not to offer rights to residents of any state or other jurisdiction whose law would require a change in this rights offering in order to carry out this rights offering in such state or jurisdiction.

PROCEDURES TO EXERCISE RIGHTS

     Please do not send subscription certificates or related forms to us. Please send the properly completed and executed form of subscription certificate with full payment to the subscription agent for this rights offering.

     You should read carefully the subscription certificate and related instructions and forms which accompany this prospectus. You should call D.F. King and Co., Inc., at the address and telephone number listed below under the caption "--Questions and Assistance Concerning the Rights" promptly with any questions you may have.

     You may exercise your rights by delivering to the subscription agent at the address specified below and in the instructions accompanying this prospectus, on or prior to the expiration date:

     o Properly completed and executed subscription certificate(s) which evidence your rights. See "--Delivery of Subscription Certificate" below for instructions on where to send these.

     o Payment in full of the subscription price for each share of our common stock you wish to purchase pursuant to the subscription right. See "--Required Forms of Payment of Subscription Price" below for payment instructions.

REQUIRED FORMS OF PAYMENT OF SUBSCRIPTION PRICE

     The subscription price is $12.50 per share subscribed for, payable in cash. All payments must be cleared on or before the expiration date. If you exercise any rights, you must deliver to the subscription agent full payment in the form of:

     o a certified check or bank draft drawn on a U.S. bank, or a U.S. postal, telegraphic or express money order, payable to "Wachovia Bank, N.A, as Subscription Agent"; or

     o a wire transfer of immediately available funds to the account maintained by the subscription agent for this rights offering. If you desire to make payment by wire transfer, you must contact Laura Richardson, Wachovia Bank, N.A., at (704) 590-7414, to receive a Wire Authorization Form.

     In order for you to timely exercise your rights, the subscription agent must actually receive the subscription price before the expiration date. Any exercise will be null and void if corresponding payments do not clear by the execution date. We are not responsible for any delay in payment by you.

DELIVERY OF SUBSCRIPTION CERTIFICATE AND OTHER DOCUMENTS

     All subscription certificates, payments of the subscription price, nominee holder certifications, notices of guaranteed delivery and DTC participant oversubscription exercise forms, to the extent applicable to your exercise of rights, must be delivered to the subscription agent as follows:

     Wachovia Bank, N.A.
     Attn: Corporate Trust Ops/Reorg Services
     1525 West W.T. Harris Boulevard, 3C3
     Charlotte, North Carolina 28288-1153

     Eligible institutions may deliver "Notice of Guaranteed Delivery" forms by facsimile transmission. The subscription agents' facsimile number is (704) 590-7628, Attention: Laura Richardson. You should confirm receipt of all facsimiles by calling (704) 590-7414.

SPECIAL PROCEDURE UNDER "NOTICE OF GUARANTEED DELIVERY" FORM

     If you wish to exercise rights but cannot ensure that the subscription agent will actually receive the executed subscription certificate before the expiration date, you may alternatively exercise rights by causing all of the following to occur within the time prescribed:

     o Full payment must be received by the subscription agent prior to the expiration date for all of the shares of our common stock you desire to purchase pursuant to the subscription right.

     o A properly executed "Notice of Guaranteed Delivery" substantially in the form distributed by us with your subscription certificate and accompanied by a Medallion Guaranty must be received by the subscription agent at or prior to the expiration date.

     o The "Notice of Guaranteed Delivery" form must be executed by both you and one of the following:

          -    a member firm of a registered national securities exchange,

          -    a member of the National Association of Securities Dealers, Inc.
               (NASD),

          - a commercial bank or trust company having an office or correspondent in the United States, or

          - other eligible guarantor institution qualified under a guarantee program acceptable to the subscription agent.

          The co-signing institution must provide a Medallion Guaranty on the Notice of Guaranteed Delivery guaranteeing that the subscription certificate will be delivered to the subscription agent within three business days after the date of the form. Your Notice of Guaranteed Delivery form must also provide other relevant details concerning the intended exercise of your rights.

     o The properly completed subscription certificate(s) with any required signature guarantee must be received by the subscription agent within three business days following the date of the related Notice of Guaranteed Delivery.

     o If you are a nominee holder of rights, the "Nominee Holder Certification" must also accompany the Notice of Guaranteed Delivery.

     A Notice of Guaranteed Delivery may be delivered to the subscription agent in the same manner as subscription certificates at the addresses set forth above under the caption "--Delivery of Subscription Certificate" or facsimile transmission.

     Additional copies of the form of Notice of Guaranteed Delivery are available upon request from the subscription agent, whose address and telephone number were previously listed under the caption "--Delivery of Subscription Certificate and Other Documents."

INCOMPLETE FORMS; INSUFFICIENT OR EXCESS PAYMENT

     If you do not indicate on your subscription certificate the number of rights being exercised, or do not forward sufficient payment for the number of rights that you indicate are being exercised, then we will accept the subscription forms and payment only for the maximum number of rights that may be exercised based on the actual payment delivered.

PROHIBITION ON FRACTIONAL SHARES

     You may not purchase fractional shares pursuant to the rights. We will accept any inadvertent subscription indicating a purchase of fractional shares by rounding down to the nearest whole share and, as soon as practicable, refunding without interest any payment received for a fractional share.

INSTRUCTIONS TO NOMINEE HOLDERS

     If you are a broker, trustee or depository for securities or other nominee holder for beneficial owners of our common stock, we are requesting that you contact such beneficial owners as soon as possible to obtain instructions and related certifications concerning their rights. Our request to you is further explained in the suggested form of letter of instructions from nominee holders to beneficial owners accompanying this prospectus.

     To the extent so instructed, nominee holders should complete appropriate subscription certificates on behalf of beneficial owners and submit them on a timely basis to the subscription agent with the proper payment.

RISK OF LOSS ON DELIVERY OF SUBSCRIPTION CERTIFICATE FORMS AND PAYMENTS

     Each holder of rights bears all risk of the method of delivery to the subscription agent of subscription certificates and payments of the subscription price. If subscription certificates and payments are sent by mail, you are urged to send these by registered mail, properly insured, with return receipt requested, and to allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment prior to the expiration date.

HOW PROCEDURAL AND OTHER QUESTIONS ARE RESOLVED

     We are entitled to resolve all questions concerning the timeliness, validity, form and eligibility of any exercise of rights. Our determination of such questions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right because of any defect or irregularity.

     Subscription certificates will not be considered received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither we nor the subscription agent have any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or any other required document. Neither we nor the subscription agent will incur any liability for failure to give such notification.

     We reserve the right to reject any exercise of rights if the exercise does not comply with the terms of this rights offering or is not in proper form or if the exercise of rights would be unlawful or materially burdensome.

ISSUANCE OF STOCK CERTIFICATES

     Stock certificates for shares purchased in this rights offering will be issued promptly after the expiration date. The subscription agent will deliver subscription payments to us only after consummation of this rights offering and the issuance of stock certificates to our stockholders that exercised rights. Unless you instruct otherwise in your subscription certificate form, shares purchased by the exercise of rights will be registered in the name of the person exercising the rights.

QUESTIONS AND ASSISTANCE CONCERNING THE RIGHTS

     You should direct any questions, requests for assistance concerning the rights or requests for additional copies of this prospectus, forms of instructions or the Notice of Guaranteed Delivery to our information agent as follows:

   D.F. King & Co., Inc.
   77 Water Street
   New York, New York 10005
   Banks and Brokers call collect (212) 269-5550
   All Others Call Toll Free (800) 290-6428

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material United States federal income tax consequences of this offering to the holders of the rights upon their exercise. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

     This summary is limited in application to our stockholders who hold the rights and any shares acquired upon the exercise of rights, as "capital assets" within the meaning of section 1221 of the Code. This summary does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to holders who are subject to special rules (such as banks and other financial institutions, broker-dealers, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations and non-U.S. individuals or entities). In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular holder.

     Holders are urged to consult their own tax advisors with respect to the particular U.S. federal income and estate tax consequences to them of this offering, as well as the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of changes in tax laws.

     o Lapse of the Rights. A holder of the rights that allows the rights to lapse will not recognize any gain or loss upon such lapse, and no adjustment will be made to the basis of the common stock with respect to which the rights are distributed.

     o Exercise of the Rights; Basis and Holding Period of the Common Stock. Holders of the rights will not recognize any gain or loss upon the exercise of the rights. The tax basis of the shares of our common stock acquired through the exercise of the rights will be equal to the sum of the subscription price for the rights and the holder's tax basis in the rights, if any. An allocation to the rights of a portion of the tax basis of the common stock with respect to which the rights are distributed should not be made unless (i) the fair market value of the rights equalled at least 15% of the fair market value of such stock at the time of the distribution, or (ii) you file with your tax return a statement of election to allocate the tax basis between such stock and the rights in proportion to their fair market values. The holding period for the shares acquired through the exercise of the rights will begin on the date that the rights are exercised.

     o Sale of Common Stock. The sale of common stock acquired through the exercise of the rights will result in the recognition of capital gain or loss to the holder in an amount equal to the difference between the amount realized and the holder's tax basis in the common stock sold. The gain or loss will be long-term capital gain or loss if the common stock is held for more than one year.

     o Information Reporting and Backup Withholding. Information reporting may apply to a holder that is not a corporation (or other exempt recipient) to any dividend payments on common stock received upon the exercise of the rights and to payments on the proceeds of a sale of the common stock. A backup withholding tax at a rate of 30% (subject to periodic reduction through 2006) may apply to these payments unless the holder provides a correct taxpayer identification number and otherwise complies with the backup withholding requirements.

                             PLAN OF DISTRIBUTION

     We are offering shares of our common stock directly to you pursuant to the rights previously issued to you. We have not employed any underwriters, brokers or dealers to solicit the exercise of subscription rights in this offering. Some of our officers or other employees may solicit responses from you, but they will not receive any compensation for such services other than their normal employment compensation.

     We will pay approximately $5,000 to the subscription agent and $15,000 to the information agent for fees and expenses in connection with their services in this rights offering. We have also agreed to indemnify them from any liability they may incur in connection with this rights offering.

     As our subscription agent, the subscription agent will place all subscription funds received in a bank account in our name and for our benefit. During the rights offering period, the subscription agent will return to the subscriber any subscription payment not accepted by us for any reason. Upon expiration of the rights offering period, the subscription agent will transfer to us all funds received from, and not returned to, subscribers in this rights offering. Interest, if any, earned on subscription funds deposited in the bank account during the rights offering will also be transferred to us.

     Shares of our common stock received through the exercise of subscription rights will be traded on the New York Stock Exchange under the symbol "CKC" as our currently outstanding shares of common stock now trade.

                                  LEGAL MATTERS

   Certain legal matters will be passed upon for us by Cahill Gordon & Reindel, New York, New York.

                                     EXPERTS

     The consolidated financial statements of C&A Corporation and its subsidiaries for the year ended December 31, 2001, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of C&A Corporation and its subsidiaries for the years ended December 31, 2000 and December 25, 1999, included in the Annual Report on Form 10-K for the year ended December 31, 2001, as amended, and incorporated by reference into this prospectus, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report. Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

     The combined financial statements of TAC-Trim, included in the Current Reports on Form 8-K filed on January 4, 2002 (as amended on January 14, 2002) and May 21, 2002 and incorporated by reference into this prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting, to the extent and for the periods indicated in their report with respect to such financial statements.

     The combined financial statements of Becker, included in the Current Report on Form 8-K filed on April 17, 2001 (as amended on September 17, 2001) and incorporated by reference into this prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting, to the extent and for the periods indicated in their report with respect to such financial statements.

     The combined financial statements of Joan, included in the Current Report on Form 8-K filed on October 10, 2001 incorporated by reference into this prospectus, have been audited by KPMG LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting, to the extent and for the periods indicated in their report with respect to such financial statements.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     C&A files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that C&A files at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. C&A's SEC filings are also available to you at the SEC's web site at http:// www.sec.gov.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     Rather than include certain information in this prospectus that C&A has already included in reports filed with the SEC, we are incorporating this information by reference, which means that we can disclose important information to you by referring to those publicly filed documents containing the information. This information incorporated by reference is considered to be part of this prospectus, and the information that C&A files with the SEC after the date of this prospectus and prior to the termination of the offerings of the notes offered hereby will automatically update and supersede the information in this prospectus. We incorporate by reference the following documents filed by C&A with the SEC:

     o Proxy Statement on Schedule 14A for C&A's annual meeting of stockholders held on May 15, 2002 (other than the sections entitled "Executive Compensation-Report of the Compensation Committee," "Performance Graph," "Report of the Audit Committee of the Board of Directors," and "Audit Fees.")

     o Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as amended by an Annual Report on Form 10-K/A filed on June 7, 2002;

     o Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002, as amended by a Quarterly Report on Form 10-Q/A filed on June 7, 2002;

     o Current Report on Form 8-K filed July 3, 2001 and the report on Form 8-K/A filed September 17, 2001;

     o Current Report on Form 8-K filed October 4, 2001 and the report on Form 8/KA filed October 10, 2001;

     o Current Report on Form 8-K filed January 4, 2002 and the report on Form 8-K/A filed January 14, 2002;

     o    Current Report on Form 8-K filed April 17, 2002;

     o    Current Report on Form 8-K filed May 21, 2002; and

     o    Current Report on Form 8-K filed May 29, 2002

     All documents we file subsequent to the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering of the securities covered hereby shall be deemed to be incorporated by reference into the prospectus.

     We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated in this prospectus but is not being delivered with this prospectus. We will provide this information upon written or oral request, at no cost to the requester, directed to Collins & Aikman Corporation, 250 Stephenson Highway, Troy, Michigan 48083, telephone (248) 824-2500, attention:
Chief Financial Officer.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma condensed consolidated statements of operations have been derived from: (a) C&A's audited and unaudited historical financial statements filed in its 2001 Form 10-K as amended and March 31, 2002 Form 10-Q as amended and in the audited and unaudited financial statements of C&A, Becker, Joan and TAC-Trim included in C&A's Current Reports on Form 8-K filed September 17, 2001, October 10, 2001 and January 14, 2002, respectively, adjusted, as applicable, to give pro forma effect to the acquisitions of Becker, Joan and TAC-Trim (the "Acquisitions"), related financings (the "Financings"), the February 2001 Heartland equity investment, the $86.9 million sale and leaseback transaction entered into by TAC-Trim ("Textron Leasing Transaction"), C&A's June 2002 offering of 16,000,000 shares of its common stock and the assumed use of proceeds, and (b) unaudited interim historical data for Collins & Aikman, Becker, Joan and TAC-Trim, adjusted, to give pro forma effect to the Acquisitions, Financings and C&A's June 2002 offering of 16,000,000 shares of its common stock and the assumed use of proceeds. The following unaudited pro forma condensed consolidated statements of operations do not give effect to the sale of any shares of common stock in this offering. All information is presented after giving effect to C&A's one-for-2.5 reverse stock split effected on May 28, 2002. Shares sold in our June 2002 common stock offering and associated with proceeds which will be used for general corporate purposes are not considered in computing loss per share.

     The TAC-Trim cash purchase price was financed through a combination of the sale of 12.8 million shares of C&A's common stock and debt financing including fees and expenses associated with the foregoing. Debt financing for the TAC-Trim acquisition, as well as the refinancing of Products' existing credit facilities, was obtained through $400 million of term loans under Products' new $575 million senior credit facilities, the sale of accounts receivable under a new accounts receivable financing arrangement and the issuance of $500 million of 103/4% Senior Notes due 2011.

     The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2001 give pro forma effect to the Acquisitions, the Financings, the Textron Leasing Transaction and C&A's June 2002 offering of 16,000,000 shares of its common stock and the assumed use of proceeds, as if they had occurred on January 1, 2001. In addition, the pro forma condensed consolidated statement of operations for the year ended December 31, 2001 gives effect to the February 2001 Heartland equity investment and the unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2002 gives effect solely to C&A's June 2002 offering of 16,000,000 shares of its common stock and the assumed use of proceeds. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2002 gives pro forma effect to C&A's June 2002 offering of 16,000,000 shares of its common stock as if it occurred on March 31, 2002.

     The unaudited pro forma condensed consolidated statements of operations are presented for informational purposes only and do not purport to represent what our results of operations would actually have been had the referenced transactions occurred at such time or to project our results of operations for any future period or date.

     The pro forma adjustments are based upon available information and various assumptions that we believe are reasonable. The pro forma adjustments and certain assumptions are described in the accompanying notes. Pro form adjustments have been used to eliminate historical goodwill amortization over the periods presented. Appraisals for Becker and Joan were performed during 2001 and the related allocation of purchase price was completed. The allocation of the purchase price for the TAC-Trim acquisition is preliminary and will be revised upon the completion of the fixed asset and intangible asset appraisals, which are in progress. Accordingly, as the appraisals are completed it is likely that adjustments to depreciation expense as well as specifically identifiable intangible assets and the related amortization will be recorded in future periods. C&A, based on current knowledge and consultation with the outside valuation specialists, estimates the value of identifiable, definite-lived intangible assets at $40 million. Such intangible assets include proprietary technologies such as Intellimold, Invisitech and other manufacturing and software processes, customer relationships and trade names. Based on the nature of these intangibles and their estimated useful lives, the weighted average amortization period is seven years. C&A estimates that there are no indefinite lived intangible assets resulting from the TAC-Trim acquisition.

     The unaudited pro forma condensed consolidated statements of operations should be read in conjunction with the historical financial statements of C&A, Becker, Joan and TAC-Trim and the related notes to such financial statements found in C&A's 2001 Form 10-K/A and March 31, 2002 Form 10-Q/A and C&A's Current Reports on Form 8-K filed September 17, 2001, October 10, 2001 and January 14, 2002, respectively, and incorporated by reference herein.

     The purchase of Becker, Joan and TAC-Trim was at a significant premium over historical net assets and the primary reasons for this premium are described below:

     The Becker acquisition was important to C&A because it elevated C&A from a sub-scale plastics player to a sizable, broad-range plastics supplier. Becker's large-tonnage press capabilities complement C&A's small-to-medium tonnage capabilities, rounding out the products C&A can offer its customers. Greater operating scale justifies greater investment in research and development, which leads to better customer relationships and future technology leadership. Synergies between Becker and C&A led C&A to pay well in excess of the fair value of Becker's identifiable assets: together the two businesses may negotiate lower prices on resin due to larger volume; several plants can be closed into larger plants with open capacity, saving overhead costs; Becker brings tooling operations which allow us to in-source tooling requirements and capture some profit; and Charles Becker, a skilled and successful veteran of the auto industry, provides synergies by applying his expertise to C&A's plastics, tooling and European operations as C&A's Vice Chairman.

     The Joan acquisition was important to C&A because it (1) increased C&A's market share in automotive fabrics and (2) gave C&A more control over product quality and supply-chain management through vertical integration. Greater operating scale justifies greater investment in research and development, which leads to better customer relationships and future technology leadership. Synergies between Joan and C&A led C&A to pay well in excess of the fair value of Joan's identifiable assets: together the two businesses may negotiate lower prices on yarn and dye due to larger volume; Joan's Lowell and Hickory plants were not transferred because C&A had open capacity in its fabrics plants, saving all overhead costs at the former Joan facilities; Joan brings a package dying operation, Western Avenue Dyers, which allows C&A to in-source its package yarn dying requirements and capture some profit; and the ability to package dye a portion of its requirements provides leverage on the suppliers who provide the balance of C&A's package-dyed yarn.

     The TAC-Trim acquisition was important to C&A because it further elevated C&A from a sizeable plastics player to a leading supplier in scale and in manufacturing and product technology. Greater operating scale justifies greater investment in research and development, which leads to better customer relationships and future technology leadership. Synergies between TAC-Trim and C&A led C&A to pay well in excess of the fair value of TAC-Trim's identifiable assets: together the two businesses may negotiate lower prices on resin and MRO due to larger volume; TAC-Trim's leading manufacturing disciplines can be rolled out to C&A's other plants to increase profitability and decrease capital expenditures and working capital; before C&A's acquisition of TAC-Trim, the business bought parts for its cockpit products from outside manufacturers, but C&A can in-source many of these parts and capture profit; consolidation of overlapping headquarters functions generate savings on headcount and occupancy costs.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                         1/1/01-   1/1/01-     1/1/01-
                                         6/30/01   9/20/01     12/20/01
                               C&A        BECKER     JOAN      TAC-TRIM
                          ------------- --------- --------- -------------
Net sales ...............   $ 1,823.3    $ 97.3    $  94.6   $  1,590.0
Cost of goods sold ......     1,604.5      91.2       75.9      1,430.3
                            ---------    ------    -------   ----------
Gross profit ............       218.8       6.1       18.7        159.7
Selling, general and
 administrative
 expenses ...............       164.4      11.1        3.2         83.0
Restructuring charges ...        18.8       1.2         --         10.2
                            ---------    ------    -------   ----------
Operating income ........        35.6      (6.2)      15.5         66.5
Interest expense, net ...        84.3       3.2        2.6          8.2
Loss on sale of
 receivables ............        10.8        --         --           --
Products preferred
 stock requirements .....         2.4        --         --           --
Other (income)
 expense, net ...........         6.4      (0.2)      (0.1)        38.8
Income (loss) from
 continuing
 operations before
 income taxes ...........       (68.3)     (9.2)      13.0         19.5
Income tax expense
 (benefit) ..............       (18.6)     (1.8)       5.7          8.4
                            ---------    ------    -------   ----------
Income (loss) from
 continuing
 operations .............  $    (49.7)  $  (7.4)   $   7.3   $     11.1
                           ==========   =======    =======   ==========
Reflects the one-for-2.5 reverse stock split effected on May 28, 2002
Income (loss) from continuing operations per common share:
 Basic and diluted ....................................................
Average common shares outstanding:
 Basic and diluted ....................................................

                                             PRO FORMA ADJUSTMENTS
                          ------------------------------------------------------------
                                                                                            PRO
                                                                          OFFERING         FORMA
                            TAC-TRIM                                       ADJUST-         AS AD-
                            ITALY(1)         OTHER         SUBTOTAL         MENTS          JUSTED
                          ------------ ---------------- ------------- ---------------- -------------
Net sales ...............   $ (124.2)     $      --       $ 3,481.0      $      --      $ 3,481.0
Cost of goods sold ......     (145.0)         (30.1)(2)     3,026.8             --        3,026.8
                            --------      ---------       ---------      ---------      ---------
Gross profit ............       20.8           30.1           454.2             --          454.2
Selling, general and
 administrative
 expenses ...............       (8.1)          (1.9)(3)       251.7             --          251.7
Restructuring charges ...         --             --            30.2             --           30.2
                            --------      ---------       ---------      ---------      ---------
Operating income ........       28.9           32.0           172.3                         172.3
Interest expense, net ...       (1.0)          52.1 (4)       149.4             --          149.4
Loss on sale of
 receivables ............         --           (4.3)(5)         6.5             --            6.5
Products preferred
 stock requirements .....         --           46.2 (6)        48.6          (19.3)(6)       29.3
Other (income)
 expense, net ...........        3.4          (32.4)(7)        15.9             --           15.9
Income (loss) from
 continuing
 operations before
 income taxes ...........       26.5          (29.6)          (48.1)          19.3           (28.8)
Income tax expense
 (benefit) ..............        9.5            9.1 (8)        12.3             --           12.3
                            --------      ---------       ---------      ---------      ----------
Income (loss) from
 continuing
 operations .............   $   17.0      $   (38.7)     $    (60.4)     $    19.3      $    (41.1)
                            ========      =========      ==========      =========      ==========
Reflects the one-for-2.5 reverse stock split effected on May 28, 2002
Income (loss) from continuing operations per common share:
 Basic and diluted .................................................................   $     (0.53)
Average common shares outstanding:
 Basic and diluted .................................................................         77.6
                                                                                       ===========

See notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENT OF OPERATIONS

     The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2001 reflects results of operations for Becker, Joan and TAC-Trim independently through the acquisition dates of July 3, 2001, September 21, 2001 and December 20, 2001, respectively. Subsequent to the acquisition dates, results of operations for Becker, Joan and TAC-Trim have been included in the results of operations of C&A.

     The unaudited pro forma condensed consolidated statement of operations includes adjustments necessary to reflect the estimated effect of the Acquisitions, Financings, the February 2001 Heartland equity investment and the Textron Leasing Transaction as if they had occurred on January 1, 2001.

     1. The statement of operations for TAC-Trim reflects a 90% consolidated interest in Textron Automotive Italia S.r.l. ("TAC-Trim Italy"). The TAC-Trim acquisition provides for the acquisition of only 50% of TAC-Trim Italy's parent company and gives both parties significant participatory rights. This adjustment provides for the removal of TAC-Trim Italy. See footnote 7 for the adjustment to account for C&A's corresponding 50% equity investment in TAC-Trim Italy's parent company.

     2. Represents pro forma adjustments to decrease cost of goods sold for the respective entries as follows (in millions):

                                                                                  YEAR ENDED DECEMBER 31, 2001
                                                                        ------------------------------------------------
                                                                          BECKER        JOAN      TAC-TRIM       TOTAL
                                                                        ----------   ---------   ----------   ----------
Depreciation ....................................            (a) (e)      $ (0.2)     $   --      $  (7.7)     $  (7.9)
Joan purchase savings ...........................            (b)              --        (0.4)          --        ( 0.4)
Cost associated with leases not assumed .........            (c)              --        (0.3)          --        ( 0.3)
Material purchase savings .......................            (d)              --          --           --        ( 3.6)
Textron Leasing Transaction .....................            (e)              --          --          9.6          9.6
Purchase accounting adjustment to customer
 supply contracts ...............................            (f)              --          --        (27.5)       (27.5)
                                                                                                               -------
                                                                                                               $ (30.1)
                                                                                                               =======

----------
(a) Represents (i) decreased depreciation expense, primarily resulting from the reduction in value of leasehold improvements for leases on facilities to be closed in connection with the Becker acquisition, and (ii) decreased depreciation expense from the reduction of assets resulting from the Textron Leasing Transaction.

(b) In connection with the Joan acquisition, C&A entered into a contract with a company owned by the selling shareholder to purchase flat woven goods. The adjustment reflects the difference between historical and contractually agreed prices applied to actual purchases made from the previously related party supplier during the periods indicated.

(c) Adjustment reflects costs associated with leases not assumed on Joan facilities contractually excluded from the Joan acquisition. All other costs associated with the retained business continue to be reflected in the Unaudited Pro Forma Condensed Consolidated Statement of Operations.

(d) Collectively, C&A, Becker and TAC-Trim have both common suppliers and common commodity purchases. The adjustment reflects purchase savings mathematically derived from the lowest historically contracted pricing applied to actual purchase volumes during the pro forma periods presented.

(e) The adjustments reflect the impact of the Textron Leasing Transaction completed in connection with the transactions. Assuming the Textron Leasing Transaction had occurred on January 1, 2001, we would have replaced depreciation expense with lease expense. The estimated depreciation expense associated with the assets included in the Textron Leasing Transaction was $7.7 million for the year ended December 31, 2001. The estimated lease expense from the Textron Leasing Transaction would have been $9.6 million for the same period.

(f) The adjustment reflects the impact of purchase accounting adjustments to customer supply contracts.

     3. Represents pro forma adjustments to increase/(decrease) selling, general and administrative expense as follows (in millions):

                                                                              YEAR ENDED DECEMBER 31, 2001
                                                                    ------------------------------------------------
                                                                      BECKER        JOAN      TAC-TRIM       TOTAL
                                                                    ----------   ---------   ----------   ----------
Elimination of related party management fees
 and other ..........................................    (a)          $ (1.4)     $   --       $   --       $ (1.4)
Elimination of certain management positions .........    (b)            (0.4)       (0.3)        (2.7)        (3.4)
Amortization ........................................    (c)             1.8          --           5.7         7.5
TAC-Trim employee benefit plan adjustments ..........    (d)              --          --           2.2         2.2
Net increase in parent company management
 fee ................................................    (e)              --          --           --          0.3
                                                                                                            ------
                                                                                                               5.2
 Less: Historical goodwill amortization .............                                                         (7.1)
                                                                                                            ------
                                                                                                            $ (1.9)
                                                                                                            ======

----------

(a) Represents adjustment to eliminate related party management fees and other fees historically paid by Becker to its related parties. The management and oversight function will be replaced by support provided by C&A and Heartland (see 3(e) for the net increase in quarterly advisory fees).

(b) Reflects the elimination of compensation and benefits costs of certain executive management positions that are redundant with existing positions. The selling companies are primarily responsible for severance costs associated with these individuals. C&A anticipates incurring $0.6 million in severance costs relating to these individuals. Such costs are not reflected in the unaudited pro forma condensed consolidated financial statement.

(c) Reflects amortization of intangible assets for TAC-Trim which are assumed to have a value of $40 million and a 7 year average life. The allocation of the purchase price for the TAC-Trim acquisition is preliminary and will be revised upon the completion of the fixed asset and intangible asset appraisals, which are in progress. If the TAC-Trim intangible assets were $10 million greater or less than the $40 million assigned value, the pro forma EPS (without regard to tax effect, if any) would have been $0.02 lower or higher, respectively. Appraisals for Becker and Joan were performed during 2001 and the related allocation of purchase price was completed. As a result of these appraisals, $18 million was allocated to definite lived intangible assets, representing non-compete agreements, which will be amortized over their five year lives.

(d) In connection with the TAC-Trim acquisition, certain purchase accounting adjustments for TAC-Trim pensions and other post-retirement benefit plans will be necessary. These adjustments reflect the net effect on historically recorded benefit expenses as if the transactions had occurred on January 1, 2001 and primarily result from a decrease in the funded status of the pension plan and conventional purchase accounting adjustments, offset by savings derived from a change to a cash balance plan (as provided by the amended TAC-Trim acquisition agreement).

(e) Represents the net additional quarterly advisory fee contractually arranged with Heartland.

     4. Represents the increase in interest expense to reflect the impact of
(i) the elimination of interest expense reflected in the historical financial statement, which is replaced by (ii) interest expense resulting from the acquisition pro forma debt structure, and (iii) the amortization of financing costs over the terms of the corresponding debt. A summary follows (in millions):

                                                                       YEAR ENDED
                                                                    DECEMBER 31, 2001
                                                                   ------------------
   Interest on Revolving Credit Facility (a) .....................      $    --
   Interest on Tranche A Facility (a) ............................          7.8
   Interest on Tranche B Facility (a) ............................         24.0
   Interest on Products 111/2% Senior Subordinated Notes .........         46.0
   Interest on Products 103/4% Senior Notes ......................         53.8
   Other (b) .....................................................          7.7
                                                                        -------
      Subtotal ...................................................        139.3
   Amortization of debt issue costs (c) ..........................         10.7
                                                                        -------
      Interest expense under new debt structure ..................        150.0
   Less: historical interest expense .............................        (97.9)
                                                                        -------
      Net increase ...............................................      $  52.1
                                                                        =======

----------
(a) The interest on the revolving credit facility and the tranche A term loan facility is variable based on LIBOR plus 3.75%, with a minimum LIBOR rate of 3.00%. The assumed interest rate of 7.75% was in effect during the period. The interest on the tranche B term loan facility is variable based on LIBOR plus 4.00%, with a minimum LIBOR rate of 3.00%. The interest rate of 8.00% was in effect during the period. Based on $100 million of borrowings under the tranche A term facility and $300 million of borrowings under the tranche B term facility, a 0.125% increase or decrease in the assumed weighted average interest rate for the term loans would change pro forma interest expense by $0.4 million for the year ended December 31, 2001.

(b) Other includes interest on foreign debt, commitment fees and letters of credit fees.

(c) Debt issuance costs are amortized over the term of the corresponding agreements ranging from 4 to 10 years. Offering adjustment represents write-off of unamortized debt issuance costs allocable to the debt being repaid.

     5. Represents the elimination of historical loss on sale of receivables and replacement with the pro forma loss on sale of receivables. The resulting pro forma loss on sale of receivables assumes the sale of $183.3 million of receivables and an effective rate of 3.52% (commercial paper rate at December 31, 2001, plus 1.50%).

     6. Represents the preferred stock requirements on Products Preferred Stock issued as part of the TAC-Trim acquisition (in millions):

                                                                                YEAR ENDED
                                                                            DECEMBER 31, 2001    OFFERING
                                                                            -----------------    --------
 Products Preferred Stock requirements calculated using the effective interest method (annual dividend rate carrying value of $82.2 million)
  (Series A) .............................................................       $  26.5         $ (19.3)
 Products Preferred Stock requirements calculated using the effective interest method (annual dividend rates of 12%, escalating to 16%) on the
  carrying value of $64.7 million (Series B and C)........................          22.1              --
 Less: historical preferred stock requirements recorded ..................         ( 2.4)             --
                                                                                 -------         -------
                                                                                 $  46.2         $ (19.3)
                                                                                 =======         =======

     The $19.3 million offering adjustment gives effect to the $100 million repurchase of $133.3 million liquidation preference of Products Series A Preferred Stock with a carrying value of $60 million. The $40 million excess over the carrying value has not been reflected in the pro forma statement of operations, however this will be an increase to accumulated deficit and deducted from net income in arriving at net income available to common stockholders in the period in which the transaction occurs (which is expected to be in the second or third quarter of 2002).

     The amounts below reflect the repurchase of $133.3 million liquidation value of Series A Product Preferred Stock. The remaining $106.2 million difference between the carrying amount and liquidation value will be accreted through the statement of operations through December 31, 2012 using the effective interest method.

                      JANUARY 1, 2001
                         CARRYING        LIQUIDATION
                          AMOUNT            VALUE       DIFFERENCE
                          ------            -----       ----------
Series A .........       $  22.2          $  49.4       $  27.2
Series B .........          55.7            123.7          68.0
Series C .........           9.0             20.0          11.0
                         -------          -------       -------
                         $  86.9          $ 193.1       $ 106.2
                         =======          =======       =======

     The terms of our debt instruments place significant restrictions on our ability to pay cash dividends. The computation assumes dividends are paid quarterly. The terms of the instruments allow dividends to be accumulated. If dividends were not paid the preferred stock requirements would increase $1.0 million.

     7. This adjustment gives effect to equity accounting for our 50% investment in TAC-Trim Italy's parent company in the net losses in TAC-Trim Italy ($10.2 million). See footnote 1 for further discussion on the equity investment in TAC-Trim Italy's parent company. This adjustment also reverses the $42.6 million loss on the Textron Leasing Transaction reflected in their historical financial statements.

     8. Represents the estimated tax effect of the foregoing adjustments at C&A's marginal tax rates. Such adjustment recognizes Products Preferred Stock requirements as permanent differences. In addition, the adjustment reflects the net additional tax for Becker and Joan as if the acquired companies were taxed as C-corporations for all periods presented at C&A's marginal tax rates.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2002
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                               C&A          OFFERING        PRO FORMA
                                                               ---          --------        ---------
Net sales ..............................................     $ 914.8        $    --          $ 914.8
Cost of goods sold .....................................       783.7             --            783.7
                                                             -------        -------          -------
Gross profit ...........................................       131.1             --            131.1
Selling, general and administrative expenses ...........        67.6             --             67.6
Restructuring charges ..................................         9.1             --              9.1
                                                             -------        -------          -------
Operating income .......................................        54.4             --             54.4
Interest expense, net ..................................        37.3             --             37.3
Loss on sale of receivables ............................         1.1             --              1.1
Products Preferred Stock requirements ..................        11.2           (4.1)(1)          7.1
Other expense, net .....................................         6.3             --              6.3
                                                             -------        -------          -------
Income (loss) from continuing operations before
 income taxes ..........................................        (1.5)           4.1              2.6
Income tax expense (benefit) ...........................         5.9             --              5.9
                                                             -------        -------          -------
Income (loss) from continuing operations ...............     $  (7.4)       $   4.1          $  (3.3)
                                                             =======        =======          =======
Reflects the one for 2.5 reverse stock split effected on
 May 28, 2002
Income (loss) from continuing operations per
 common share:
    Basic and diluted ................................................................       $ (0.04)
Average common shares outstanding:
    Basic and diluted ................................................................          77.8
                                                                                             =======

----------
(1) Represents the adjustment of Products preferred stock requirements as a result of the $100.0 million repurchase of $133.3 million liquidation preference of Products Preferred Stock, Series A.


See notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2002
                                 (IN MILLIONS)

                                                                    C&A          ADJUSTMENTS      PRO FORMA
                                                                    ---          -----------      ---------
Current Assets:
 Cash and cash equivalents ..................................    $    92.1        $   50.5(1)     $   142.6
 Accounts receivable, net ...................................        487.4              --            487.4
 Inventories ................................................        143.8              --            143.8
 Other ......................................................        148.4              --            148.4
                                                                 ---------        ----------      ---------
   Total current assets .....................................        871.7            50.5            922.2
Property, plant and equipment, net ..........................        608.7              --            608.7
Deferred tax assets .........................................        132.9              --            132.9
Other assets ................................................        176.1              --            176.1
Goodwill ....................................................      1,249.8            15.0 (2)      1,264,8
Intangible assets ...........................................         53.9                             53.9
                                                                 ---------        ----------      ---------
TOTAL ASSETS ................................................    $ 3,093.1        $   65.5        $ 3,158.6
                                                                 =========        ==========      =========
Current Liabilities:
 Short-term borrowings ......................................    $    33.0        $    --         $    33.0
 Current maturities of long-term debt .......................         22.2              --             22.2
 Accounts payable ...........................................        531.7              --            531.7
 Accrued expenses ...........................................        290.2            15.0 (2)        305.2
                                                                 ---------        ----------      ---------
   Total current liabilities ................................        877.1            15.0            892.1
Long-term debt ..............................................      1,276.4              --          1,276.4
Other, including post-retirement benefit obligation .........        417.6              --            417.6
Products Preferred Stock, mandatorily redeemable
 in 2012 ....................................................        160.5           (60.0)(3)        100.5
Common stock ($.01 par value, 67.2 shares issued and
 outstanding as adjusted 83.2 shares issued and
 outstanding) ...............................................          0.7             0.1 (4)          0.8
Other paid-in capital .......................................      1,124.1           150.4 (4)      1,274.5
Accumulated deficit .........................................       (690.2)          (40.0)(3)       (730.2)
Accumulated other comprehensive loss ........................        (73.1)                           (73.1)
TOTAL COMMON STOCKHOLDERS' EQUITY ...........................        361.5           110.5            472.0
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ..................    $ 3,093.1        $   65.5        $ 3,158.6
                                                                 =========        ==========      =========

----------
(1) Represents net cash proceeds of $150.5 million from the offering less $100.0 million used for the repurchase of Products Preferred Stock.

(2) Reflects a $15.0 million additional payment to be made to settle the purchase price of TAC-Trim.

(3) The $100.0 million cash payment represents the repurchase of Products Series A preferred stock at a price of approximately 75% of its liquidation preference of $133.3 million and a carrying value of $60.0 million. The difference between the $60.0 million carrying value and the $100.0 million cash payment is an increase to accumulated deficit, in the period of such repurchase, and income available for common stockholders will be reduced by $40.0 million.

(4)  Represents $150.5 million of net offering proceeds.

                PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, incurred in connection with the distribution of the securities being registered (all amounts are estimated except the SEC registration fee).

       SEC registration fee ......................    $  6,682
       Printing and engraving expenses ...........      50,000
       Legal fees and expenses ...................     250,000
       Accounting fees and expenses ..............     150,000
       Trustees and transfer agents fees .........      75,000
       Miscellaneous .............................     103,318
                                                      --------
        Total ....................................    $635,000
                                                      ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the registrant under certain circumstances for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     The Company's restated certificate of incorporation (the "Certificate") provides that to the fullest extent permitted by Delaware law or another applicable law, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of the Certificate is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Restated Bylaws (the "Bylaws") provide that the Company shall indemnify its directors, officers and employees to the fullest extent permitted by applicable law.

     The Bylaws provide that the Company may indemnify any person who is or was involved in any manner or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action, suit or proceeding by or in the right of the registrant to procure a judgment in its town), by reason of the fact that he is or was or had agreed to become a director, officer or employee of the registrant or is or was or had agreed to become at the request of the board or an officer of the registrant a director, officer or employee of another corporation, partnership, joint venture, trust or other entity against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding.

ITEM 16. EXHIBITS.

     See Exhibit Index immediately preceding the Exhibits.

ITEM 17. UNDERTAKINGS.

THE UNDERSIGNED REGISTRANT HEREBY UNDERTAKES:

     (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (3) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 24th day of June, 2002.

                                        COLLINS & AIKMAN CORPORATION

                                        By: /s/ Thomas E. Evans
                                            -----------------------------------
                                            Name: Thomas E. Evans
                                            Title:  Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Thomas E. Evans or, failing him, Ronald T. Lindsay and each acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement on Form S-3 and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with this Registration Statement and any amendments or supplements hereto, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                  TITLE                                         DATE
---------                  -----                                         ----
  /s/ Thomas E. Evans      Chairman of the Board and Chief Executive     June 24, 2002
-----------------------    Officer (Principal Executive Officer)
    Thomas E. Evans

 /s/ J. Michael Stepp      Chief Financial Officer and Director          June 24, 2002
-----------------------    (Principal Financial Officer)
   J. Michael Stepp

 /s/ James L. Murawski     Vice President, Finance and Controller        June 24, 2002
-----------------------    (Principal Accounting Officer)
   James L. Murawski

 /s/ Charles E. Becker     Vice Chairman of the Board                    June 24, 2002
-----------------------
   Charles E. Becker

  /s/ Robert C. Clark      Director                                      June 24, 2002
-----------------------
    Robert C. Clark

 /s/ Marshall A. Cohen     Director                                      June 24, 2002
-----------------------
   Marshall A. Cohen

  /s/ David C. Dauch       Director                                      June 24, 2002
-----------------------
    David C. Dauch

   /s/ Cynthia Hess        Director                                      June 24, 2002
-----------------------
     Cynthia Hess

 Timothy D. Leuliette      Director                                      June 24, 2002
-----------------------
 Timothy D. Leuliette

SIGNATURE                  TITLE                                         DATE
---------                  -----                                         ----
  /s/ Ellen McCallum       Director                                      June 24, 2002
-----------------------
    Elkin McCallum

/s/ W. Gerald McConnell    Director                                      June 24, 2002
-----------------------
  W. Gerald McConnell

 /s/ Warren B. Rudman      Director                                      June 24, 2002
-----------------------
   Warren B. Rudman

 /s/ David A. Stockman     Director                                      June 24, 2002
-----------------------
   David A. Stockman

/s/ Daniel P. Tredwell     Director                                      June 24, 2002
-----------------------
  Daniel P. Tredwell

  /s/ Samuel Valenti       Director                                      June 24, 2002
-----------------------
    Samuel Valenti

                                    EXHIBITS

     Please note that in the following description of exhibits, the title of any document entered into, or filing made, prior to July 7, 1994 reflects the name of the entity, a party thereto or filing, as the case may be, at such time. Accordingly, documents and filings described below may refer to Collins & Aikman Holdings Corporation, Collins & Aikman Group, Inc. or Wickes Companies, Inc., if such documents and filings were made prior to July 7, 1994.

EXHIBIT
NUMBER                                           DESCRIPTION
------                                           -----------
2.1        Agreement and Plan of Merger dated May 14, 2001 by and among Collins & Aikman
           Corporation, Collins & Aikman Products Co., Becker Group, L.L.C., CE Becker Inc.,
           ME McInerney Inc., J Hoehnel Inc. and the individuals party thereto as sellers is hereby incorporated by reference to Exhibit 2.1 of Collins & Aikman Corporation's
           Current Report on Form 8-K dated July 13, 2001.

2.2        Agreement and Plan of Merger dated as of August 17, 2001 by and among Collins &
           Aikman Corporation, Collins & Aikman Products Co., JAII Acquisition Co., Elkin
           McCallum, Joan Fabrics Corporation and Joan Automotive Industries, Inc is hereby incorporated by reference to Exhibit 2.1 of Collins & Aikman Corporation's Current
           Report on Form 8-K dated September 21, 2001.

2.3        First Amendment to Agreement and Plan of Merger by and among Collins & Aikman
           Corporation, Collins & Aikman Products Co., JAII Acquisition Co., Elkin McCallum,
           Joan Fabrics Corporation and Joan Automotive Industries, Inc dated as of
           September 21, 2001 is hereby incorporated by reference to Exhibit 2.2 of Collins &
           Aikman Corporation's Current Report on Form 8-K dated September 21, 2001.

2.4        Purchase Agreement dated as of August 7, 2001, as amended and restated as of
           November 30, 2001, by and among Textron Inc., Collins & Aikman Corporation and
           Collins & Aikman Products Co., including Exhibit 1 (Certificate of Designation of the
           15% Series A Redeemable Preferred Stock, the 16% Series B Redeemable Preferred
           Stock and the 16% Series C Redeemable Preferred Stock) and Exhibit 7 (Asset
           Purchase Agreement dated as of August 7 by and between Textron Automotive
           Exteriors Inc. and JPS Automotive, Inc.), which is incorporated by reference to
           Collins and Aikman Corporation Current Report on Form 8-K dated December 20,
           2001 and filed on January 4, 2002. The Table of Contents of the Purchase Agreement
           listed as Exhibit 2.4 contains a list briefly identifying the contents of all omitted schedules and exhibits. Collins & Aikman Corporation will supplementally furnish a copy of any omitted schedule or Exhibit to the Commission upon request.

2.5        Asset Purchase Agreement dated as of August 7, 2001, as amended and restated as of
           November 30, 2001, by and between Textron Automotive Exteriors Inc. and JPS
           Automotive, Inc., which is incorporated herein by reference to Exhibit 2.2 of Collins
           & Aikman Corporation's Current Report on Form 8-K dated December 20, 2001 and filed on January 4, 2002.

2.6        Asset Purchase Agreement dated as of August 17, 2001 by and among Collins &
           Aikman Products Co., Western Avenue Dyers, L.P., Elkin McCallum, Kerry
           McCallum, Penny Richards and Tyng Textiles LLC, which is incorporated by reference to Exhibit 2.3 to Collins & Aikman Corporation's Current Report on Form
           8-K filed on October 4, 2001.

2.7        First Amendment to Asset Purchase Agreement dated as of September 21, 2001, which is incorporated by reference to Exhibit 2.4 to Collins & Aikman Corporation's
           Current Report on Form 8-K filed on October 4, 2001.

EXHIBIT
NUMBER                                          DESCRIPTION
------                                          -----------
3.1        Restated Certificate of Incorporation of Collins & Aikman Corporation is hereby incorporated by reference to Exhibit 3.1 of Collins & Aikman Corporation's Report
           on Form 10-Q for the fiscal quarter ended June 26, 1999.

3.2        Certificate of Amendment to the Restated Certificate of Incorporation of Collins &
           Aikman Corporation, which is incorporated by reference to Exhibit 3.2 of Collins &
           Aikman Corporation's Annual Report on Form 10-K for the fiscal year ended
           December 31, 2000.

3.3        By-laws of Collins & Aikman Corporation, as amended, are hereby incorporated by reference to Exhibit 3.2 of Collins & Aikman Corporation's Report on Form 10-K for
           the fiscal year ended January 27, 1996.

3.4        Certificate of Elimination of Cumulative Exchangeable Redeemable Preferred Stock
           of Collins & Aikman Corporation is hereby incorporated by reference to Exhibit 3.3 of Collins & Aikman Corporation's Report on Form 10-Q for the fiscal quarter ended
           October 28, 1995.

4.1        Specimen Stock Certificate for the Common Stock is hereby incorporated by reference to Exhibit 4.3 of Amendment No. 3 to Collins & Aikman Holdings
           Corporation's Registration Statement on Form S-2 (Registration No. 33-53179) filed
           June 21, 1994.

4.2        Indenture, dated as of June 1, 1996, between Collins & Aikman Products Co., Collins
           & Aikman Corporation and First Union National Bank of North Carolina, as Trustee,
           is hereby incorporated by reference to Exhibit 4.2 of Collins & Aikman Corporation's
           Report on Form 10-Q for the fiscal quarter ended April 27, 1996.

4.3        First Supplemental Indenture dated as of June 1, 1996, between Collins & Aikman
           Products Co., Collins & Aikman Corporation and First Union National Bank of
           North Carolina, as Trustee, is hereby incorporated by reference to Exhibit 4.3 of
           Collins & Aikman Corporation's Report on Form 10-Q for the fiscal quarter ended
           April 27, 1996.

4.4        Waiver dated as of October 27, 1998 under the Credit Agreement dated as of May 28,
           1998, among Collins & Aikman Products Co., Collins & Aikman Canada, Inc. and
           Collins & Aikman Plastics, Ltd., as Canadian Borrowers, Collins & Aikman
           Corporation, as Guarantor, the Lender Parties thereto, Bank of America, N.T.S.A., as
           Documentation Agent, The Chase Manhattan Bank, as Administrative Agent, and
           The Chase Manhattan Bank of Canada, as Canadian Administrative Agent is hereby incorporated by reference to Exhibit 4.5 of Collins & Aikman Corporation's Report
           on Form 10-Q for the fiscal quarter ended September 26, 1998.

4.5        Waiver dated as of December 22, 1998 under the Credit Agreement dated as of
           May 28, 1998, among Collins & Aikman Products Co., Collins & Aikman Canada,
           Inc. and Collins & Aikman Corporation, as Guarantor, the Lender Parties thereto,
           Bank of America, N.T.S.A., as Documentation Agent, The Chase Manhattan Bank, as
           Administrative Agent, and The Chase Manhattan Bank of Canada, as Canadian
           Administrative Agent is hereby incorporated by reference to Exhibit 4.6 of Collins &
           Aikman Corporation's Report on Form 10-K for the year ended December 26, 1998.

EXHIBIT
NUMBER                                           DESCRIPTION
------                                           -----------
4.6        Amendment and Waiver dated as of March 8, 1999, among Collins & Aikman
           Products Co., Collins & Aikman Canada, Inc., Collins & Aikman Plastics Ltd., Collins
           & Aikman Corporation, as Guarantor, the Lender Parties thereto, Bank of America
           N.T.S.A., as Documentation Agent, The Chase Manhattan Bank, as Administrative
           Agent, and The Chase Manhattan Bank of Canada, as Canadian Administrative
           Agent is hereby incorporated by reference to Exhibit 4.7 of Collins & Aikman
           Corporation's Report on Form 10-K for the year ended December 26, 1998.

4.7        Tranche C Term Loan Supplement dated as of May 12, 1999 to the Credit Agreement dated as of May 28, 1998 among Collins & Aikman Products Co., Collins & Aikman
           Canada, Inc., Collins & Aikman Plastics, Ltd., Collins & Aikman Corporation, the
           Financial Institutions parties thereto, Bank of America N.T.S.A., as Documentation
           Agent, The Chase Manhattan Bank, as Administrative Agent, and The Chase
           Manhattan Bank of Canada, as Canadian Administrative Agent is hereby incorporated by reference to Exhibit 4.1 of Collins & Aikman Corporation's Report
           on Form 10-Q for the fiscal quarter ended June 26, 1999.

4.8        Indenture dated as of June 28, 1994, between JPS Automotive Products Corp., as
           Issuer, JPS Automotive L.P., as Guarantor and Shawmut Bank Connecticut, N.A., as
           Trustee, is hereby incorporated by reference to Exhibit 4.2 of JPS Automotive Corp.'s
           Registration Statement on Form S-1, Registration No. 33-75510.

4.9        First Supplemental Indenture, dated as of October 5, 1994, between JPS Automotive
           Products Corp. and JPS Automotive L.P., as Co-Obligors, and Shawmut Bank
           Connecticut, N.A., as Trustee is hereby incorporated by reference to Exhibit 4.48A of
           JPS Automotive L.P.'s and JPS Automotive Products Corp.'s Report on Form 10-Q
           for the fiscal quarter ended October 2, 1994.

4.10       Second Supplemental Indenture, dated as of February 8, 2001, by and among Collins
           & Aikman Products Co., as Issuer, Collins & Aikman Corporation, as Guarantor, and
           First Union National Bank, as Trustee, which is incorporated by reference to Exhibit
           4.11 of Collins & Aikman Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

4.11       Form of Warrant is hereby incorporated by reference to Exhibit 4.1 of Collins &
           Aikman Corporation's Current Report on Form 8-K dated July 13, 2001.

4.12       Certificate of Designation of Series A Redeemable Preferred Stock, Series B
           Redeemable Preferred Stock and Series C Redeemable Preferred Stock, which is incorporated herein by reference to Exhibit 4.1 of Collins & Aikman Corporation's
           Current Report of Form 8-K dated December 20, 2001 and filed on January 4, 2002.

4.13       Indenture dated as of December 20, 2001 by and among Collins & Aikman Products
           Co., as Issuer, the Guarantors parties thereto, and BNY Midwest Trust Company, as
           Trustee, which is incorporated herein by reference to Exhibit 4.2 of Collins & Aikman
           Corporation's Current Report on Form 8-K dated December 20, 2001 and filed on
           January 4, 2002.

4.14       Receivables Transfer Agreement dated as of December 20, 2001 by and among
           Carcorp, Inc., as Transferor, Collins & Aikman Products Co., individually and as
           Collection Agent, the persons parties thereto, as CP Conduit Purchasers, Committed
           Purchasers and Funding Agents and JPMorgan Chase Bank, as Administrative Agent,
           which is incorporated herein by reference to Exhibit 4.3 of Collins & Aikman
           Corporation's Current Report on Form 8-K dated December 20, 2001 and filed on
           January 4, 2002.

EXHIBIT
NUMBER                                             DESCRIPTION
------                                             -----------
   4.15      Amended and Restated Receivables Purchase Agreement dated as of December 20,
             2001 among Collins & Aikman Products Co. and its wholly-owned direct and indirect subsidiaries named therein, as Sellers, and Carcorp, Inc., as Purchaser, and the other
             Sellers from time to time named therein, which is incorporated herein by reference to
             Exhibit 4.4 of Collins & Aikman Corporation's Current Report on Form 8-K dated
             December 20, 2001 and filed on January 4, 2002.

   4.16      Credit Agreement dated as of December 20, 2001 among Collins & Aikman Products
             Co., as Borrower, Collins & Aikman Canada Inc., as a Canadian Borrower, Collins &
             Aikman Plastics, Ltd., as a Canadian Borrower, Collins & Aikman Corporation, the
             Lenders named therein, Deutsche Banc Alex. Brown Inc. and Merrill Lynch Capital
             Corporation, as Co-Documentation Agents, Credit Suisse First Boston Corporation,
             as Syndication Agent, JPMorgan Chase Bank, as Administrative Agent, and
             J.P.Morgan Bank Canada, as Canadian Administrative Agent, which is incorporated herein by reference to Exhibit 4.5 of Collins & Aikman Corporation's Current Report
             on Form 8-K dated December 20, 2001 and filed on January 4, 2002.

   4.17      Guarantee and Collateral Agreement dated as of December 20, 2001 by and among
             Collins & Aikman Corporation, Collins & Aikman Products Co. and certain of their subsidiaries and JPMorgan Chase Bank, as Collateral Agent, which is incorporated herein by reference to Exhibit 4.6 of Collins & Aikman Corporation's Current Report
             on Form 8-K dated December 20, 2001 and filed on January 4, 2002.

   4.18      Third Supplemental Indenture, dated as of December 20, 2001, among Collins &
             Aikman Products Co., Collins & Aikman Corporation, the Subsidiary Guarantors
             listed on the signature page thereto, and First Union National Bank (as successor in interest to First Union National Bank of North Carolina), which is incorporated herein by reference to Exhibit 4.7 of Collins & Aikman Corporation's Current Report
             on Form 8-K dated December 20, 2001 and filed on January 4, 2002.

   4.19*     Form of Subscription Certificate.

   5.1*      Opinion of Cahill Gordon & Reindel.

  10.1       Registration Rights Agreement, dated February 23, 2001, by and among Collins &
             Aikman Corporation, Blackstone Capital Company II, L.L.C., Heartland Industrial
             Partners, L.P. and Wasserstein/C&A Holdings, L.L.C., which is incorporated by reference to Annex D to Exhibit 10.1 to Collins & Aikman Corporation's Current
             Report on Form 8-K dated January 12, 2001.

  10.2       Registration Rights Agreement, dated July 3, 2001, by and among Collins & Aikman
             Corporation, Charles E. Becker, Michael E. McInerney and Jens H|f-hnel and,
             together with the Joan Investors (as defined therein), which is incorporated by reference to Collins & Aikman Corporation's Annual Report on Form 10-K for the
             year ended December 31, 2001.

  10.3       Registration Rights Agreement dated as of December 20, 2001 by and among Becker
             Ventures, LLC, Dresdner Kleinwort Capital Partners 2001 LP, Masco Capital
             Corporation, ML IBK Positions, Inc. and Collins & Aikman Corporation, which is incorporated by reference to Collins & Aikman Corporation's Annual Report on
             Form 10-K for the year ended December 31, 2001.

  10.4       Registration Rights Agreement, dated December 20, 2001, by and between Collins &
             Aikman Corporation, Textron Inc., and Textron Holdco Inc., which is incorporated by reference to Collins & Aikman Corporation's Annual Report on Form 10-K for the
             year ended December 31, 2001.

EXHIBIT
NUMBER                                           DESCRIPTION
------                                           -----------
 23.1         Consent of Cahill Gordon & Reindel (included as part of Exhibit 5.1).

 23.2*        Consent of PricewaterhouseCoopers LLP, independent accountants

 23.3**       Consent of Arthur Andersen LLP, independent accountants.

 23.4*        Consent of Ernst & Young LLP, independent accountants.

 23.5*        Consent of Ernst & Young LLP, independent accountants.

 23.6*        Consent of KPMG LLP, independent accountants.

 24           Powers of Attorney (included in signature pages to this Registration Statement).

 99.1*        Instructions for use of Subscription Certficates.

 99.2*        Notice of Guaranteed Delivery.

 99.3*        Form of Letter to Stockholders.

 99.4*        Form of Letter to Brokers.

 99.5*        Form of Letter from Brokers or other Nominees to Beneficial Owners

 99.6*        Instructions by Beneficial Owners to Brokers or other Nominees.

----------
*     Filed Herewith
**    Omitted pursuant to Rule 437a under the Securities Act.